PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424 (b)(5) under the Securities Act of 1933
(TO PROSPECTUS DATED APRIL 5, 2004)	Registration No 333-113847

2,640,000 Shares

LTC Properties, Inc.

8% Series F Cumulative Preferred Stock
(Liquidation Preference $25.00 Per Share)

     We are offering 2,640,000 shares of our 8% Series F Cumulative Preferred Stock, or Series F Preferred Stock at a price of $23.53 per share, plus an additional per share amount of $0.0056 per day for the number of days from and including July 2, 2004 through and including the day of sale (with any included complete calendar month being deemed to have 30 days), such additional per share amount being equal to the accrued and unpaid distributions payable with respect to each share of such Series F Preferred Stock through the date of any such sale.

     We will pay quarterly cumulative dividends, in arrears, on the Series F Preferred Stock offered hereby from and including July 2, 2004. These dividends are payable on January 15, April 15, July 15 and October 15 of each year, when and as declared, at a yearly rate of 8% of the $25.00 liquidation preference, or $2.00 per Series F Preferred Stock per year. We may not redeem the Series F Preferred Stock prior to February 23, 2009, except as necessary to preserve our status as a real estate investment trust. On or after February 23, 2009, we may, at our option, redeem the Series F Preferred Stock, in whole or from time to time in part, for $25.00 per Series F Preferred Stock in cash plus any accrued and unpaid dividends to the date of redemption. The shares of Series F Preferred Stock have no stated maturity, are not subject to any sinking fund and will remain outstanding indefinitely unless we redeem them.

     We have agreed to engage Cohen & Steers Capital Advisors, LLC, as placement agent for this offering. Cohen & Steers has no commitment to purchase securities and will act only as an agent in obtaining indications of interest on the securities for certain investors. After paying the placement agent fee and other estimated expenses payable by us, we anticipate receiving approximately $60.6 million in net proceeds from this offering.

     Our Series F Preferred Stock is traded on the New York Stock Exchange under the symbol “LTC PrF.” On July 15, 2004, the last reported sale price of our Series F Preferred Stock was $23.85. We have applied to list the additional shares of Series F Preferred Stock offered hereby on the New York Stock Exchange.

Investing in our securities involves certain risks. See “Risk Factors” on page S-9 of this prospectus supplement and beginning on page 6 of the accompanying prospectus.

	Per share	Total
Public offering price(1)	$23.529	$62,117,647
Placement agent fees	$0.424	$1,119,220
Proceeds, before expenses and certain other fees, to us	$23.105	$60,998,427

(1)	Plus accrued dividends, if any, from and including July 2 , 2004 to the date of delivery.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect to deliver the Series F Preferred Stock offered hereby on or about July 20, 2004 in accordance with the terms of purchase agreements to be entered into with purchasers.

Placement Agent

Cohen & Steers Capital Advisors, LLC

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 15, 2004

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Forward-looking statements

     This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify some of the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or the negative of those words or similar words. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to, the status of the economy, the status of capital markets including prevailing interest rates, compliance with and changes to regulations and payment policies within the healthcare industry, changes in financing terms, competition within the healthcare and senior housing industries, and changes in federal, state and local legislation. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk factors” contained in this prospectus supplement and in other information contained in our publicly available filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003 and other reports we file under the Securities Exchange Act of 1934. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before deciding whether to invest in our Series F Preferred Stock. In this prospectus supplement, unless otherwise indicated, the “company,” “we,” “us” and “our” refer to LTC Properties, Inc. and our consolidated subsidiaries.

ABOUT OUR COMPANY

     We are a self-administered real estate investment trust that invests primarily in long-term care and other healthcare related properties through mortgage loans, property lease transactions and other investments. As of March 31, 2004, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 98% of our investment portfolio. We have been operating since August 1992.

     Skilled nursing facilities provide restorative, rehabilitative and nursing care for people not requiring the more extensive and sophisticated treatment available at acute care hospitals. Many skilled nursing facilities provide ancillary services that include occupational, speech, physical, respiratory and IV therapies, as well as provide sub-acute care services which are paid either by the patient, the patient’s family, or through federal Medicare or state Medicaid programs.

     Assisted living facilities serve elderly persons who require assistance with activities of daily living, but do not require the constant supervision skilled nursing facilities provide. Services are usually available 24-hours a day and include personal supervision and assistance with eating, bathing, grooming and administering medication. The facilities provide a combination of housing, supportive services, personalized assistance and health care designed to respond to individual needs.

     As of March 31, 2004, we had approximately $521 million in carrying value of net real estate investments. At that date, our portfolio included 96 assisted living properties, 84 skilled nursing properties and one charter school in 30 states. We had approximately $383 million (74%) invested in owned and leased properties, approximately $75 million (14%) invested in mortgage loans, and investments in certificates of a real estate mortgage investment conduit (or REMIC) with a carrying value of approximately $63 million (12%).

Owned Properties

     At March 31, 2004, we owned 53 skilled nursing properties with a total of 6,095 beds, 88 assisted living properties with 4,182 units and one school located in 23 states. The properties are leased pursuant to non-cancelable leases generally with an initial term of 6 to 20 years. The leases provide for a fixed minimum base rent during the initial and renewal periods. Most of the leases provide for annual fixed rent increases or increases based on consumer price indices over the term of the lease. In addition, certain of our leases provide for additional rent through revenue participation (as defined in the lease agreement) in incremental revenues generated by the facilities over a defined base period effective at various times during the term of the lease. Each lease is a triple net lease which requires the lessee to pay additional charges including all taxes, insurance, assessments, maintenance and repair (capital and non-capital expenditures) and other costs necessary in the operation of the facility. Many of the leases contain renewal options and one contains a limited period option that permits the operator to purchase the property.

Mortgage Loans

     At March 31, 2004, we had 38 mortgage loans secured by first mortgages on 31 skilled nursing properties with a total of 3,875 beds and eight assisted living properties with a total of 369 units located in 19 states. At March 31, 2004, the mortgage loans had interest rates ranging from 9.5% to 12.7% and maturities ranging from 2004 to 2018. In addition, the loans contain certain guarantees, provide for certain facility fees and generally have 25-year amortization schedules. The majority of the mortgage loans provide for annual increases in the interest rate based upon a specified increase of 10 to 25 basis points.

     In general, the mortgage loans may not be prepaid except in the event of the sale of the collateral property to a third party that is not affiliated with the borrower, although partial prepayments (including the prepayment premium) are often permitted where a mortgage loan is secured by more than one property upon the sale of one or more, but not all, of the collateral properties to a third party which is not an affiliate of the borrower. The terms of the mortgage loans generally impose a premium upon prepayment of the loans depending upon the period in which the prepayment occurs, whether such prepayment was permitted or required, and certain other conditions such as upon the sale of the property under a pre-existing purchase option, destruction or condemnation, or other circumstances as approved by us. On certain loans, such prepayment amount is based upon a percentage of the then outstanding balance of the loan, usually declining ratably each year. For other loans, the prepayment premium is based on a yield maintenance formula. In addition to a lien on the mortgaged property, the loans are generally secured by certain non-real estate assets of the properties and contain certain other security provisions in the form of letters of credit, pledged collateral accounts, security deposits, cross-default and cross-collateralization features and certain guarantees.

REMIC Certificates

     As of March 31, 2004, we had $63,084,000 of REMIC Certificates at net book value, which includes the $3,873,000 of REMIC certificates we acquired during the first quarter. Of the $63,084,000, $56,401,000 of our net book value represents face value certificated interests in the principal balances of the underlying mortgage pools which at March 31, 2004 had total unpaid principal balance of $201,265,000. Additionally, there are also $137,671,000 senior certificates outstanding that have priority over the $56,401,000 of face value certificates we retained.

     The REMIC certificates we retain are subordinate in rank and right of payment to the REMIC certificates sold to third-party investors and as such would bear the first risk of loss in the event of an impairment to any of the underlying mortgages. The REMIC certificates are collateralized by three pools consisting of 69 first mortgage loans secured by 97 skilled nursing properties. The mortgage loans underlying the REMIC certificates generally have 25-year amortization schedules with final maturities due from 2004 to 2028, unless prepaid prior thereto. Distributions on any of the REMIC certificates will depend, in large part, on the amount and timing of payments, collections, delinquencies and defaults with respect to mortgage loans represented by the REMIC certificates, including the exercise of certain purchase options under existing property leases or the sale of the mortgaged properties. Each of the mortgage loans securing the REMIC certificates contains similar prepayment and security provisions as our mortgage loans.

     As part of the REMIC transactions, we serve as the sub-servicer and, in such capacity, are responsible for performing substantially all of the servicing duties relating to the mortgage loans represented by the REMIC certificates. We receive monthly fees equal to a fixed percentage of the then outstanding mortgage loan balance in the REMIC, which in our opinion, represent currently prevailing terms for similar transactions, In addition, we will act as the special servicer to restructure any mortgage loans in the REMIC that default.

OUR STRATEGY

     Our primary objectives are to enhance stockholder equity value and provide current income for distribution to stockholders through real estate investments in long-term care properties and other healthcare related properties run by experienced operators providing quality care. To meet these objectives, we attempt to invest in fee simple properties or in mortgages that provide opportunity for additional value and current returns to our stockholders and to diversify our investment portfolio by geographic location, operator and form of investment.

•	For investments in skilled nursing facilities, we favor low cost per bed opportunities, whether in fee simple properties or in mortgages. Thus, the average per bed cost of our owned skilled nursing facilities is approximately $27,000 per bed while that of our mortgages is approximately $16,300 per bed.

•	For assisted living investments we have attempted to diversify our portfolio both geographically and across product levels. Thus, we believe that although the majority of our investments are in affordably priced units, our portfolio also includes a significant number of upscale units in appropriate markets with certain operators.

•	As skilled nursing facilities reimbursement cuts have created cost and pricing pressures in that industry, we have tended to emphasize fee simple investments in the assisted living sector where we believe facilities tend to be both newer and less dependent, if at all, on any government reimbursement.

Recent Developments

     Since March 31, 2004, we have repaid $10,500,000 of our bank borrowings and will report an outstanding bank line of $1,500,000 as of June 30, 2004, when we file our Form 10-Q for the second quarter of 2004.

     In April 2004, holders of 798,000 shares of our 8.5% Series E Cumulative Convertible Preferred Stock, or Series E Preferred Stock, notified us of their election to convert such shares into 1,596,000 shares of our Common Stock at the Series E Preferred Stock conversion rate of $12.50 per share. On July 14, 2004 holders of 10,800 shares of our Series E Preferred Stock notified us of their election to convert such shares into 21,600 shares of our Common Stock. Subsequent to this most recent conversion, there will be 1,394,200 shares of our Series E Preferred Stock outstanding and 19,651,947 shares of our Common Stock outstanding.

     Additionally, subsequent to March 31, 2004, our REMIC 94-1 pool was dissolved. The result of this action was to increase our mortgage loans receivable and decrease our REMIC Certificates by approximately $11,300,000 each.

     At our Annual Meeting held on May 18, 2004, our stockholders approved the following:

•	An amendment to our Charter to increase the number of authorized shares of Common Stock from 35,000,000 to 45,000,000 shares;

•	The 2004 Stock Option Plan providing for the issuance of up to 500,000 shares of our Common Stock; and

•	The 2004 Restricted Stock Plan providing for the issuance of up to 100,000 shares of our Common Stock.

     On May 28, 2004, we filed a registration statement on Form S-3 with the Securities and Exchange Commission which was declared effective on June 9, 2004, with respect to the resale by certain Selling Stockholders of up to 865,387 shares of our Common Stock. The Selling Stockholders under certain conditions are entitled to convert limited partnership interests into shares of our Common Stock at conversion prices between $13.00 and $17.00 per share. In the event a limited partner exercises this right to exchange partnership interests for Common Stock, we have the election either to issue our Common Stock or pay the limited partner the equivalent exchange for their limited partnership interests. To date, 168,365 shares of our Common Stock has been issued as a result of such conversions.

Recent Medicare and Medicaid Developments

     On December 8, 2003, President Bush signed into law the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (P.L. 108-173). In addition to providing expanded Medicare prescription drug coverage, the new act modifies Medicare payments to a variety of health care providers. With respect to skilled nursing facilities, the new act provides a temporary 128 percent increase in the per diem resource utilization group payment for a skilled nursing facility resident with acquired immune deficiency syndrome, applicable to services furnished on or after October 1, 2004. In addition, President Bush’s fiscal year 2005 proposed budget indicates that for Medicare skilled nursing facilities, the refinements in patient categories for medically-complex patients will not be adopted, thereby continuing the temporary increase in the payment for certain high-cost nursing home patients through fiscal year 2005. There can be no assurances, however, that future legislation or regulations will not reduce Medicare reimbursement for nursing facilities.

     In addition, budget shortfalls at the state level continue to pressure Medicaid programs. According to a September 2003 report by the Kaiser Commission on Medicaid and the Uninsured, nursing home rates were cut or frozen in 17 states in fiscal year 2003 and in 19 states in fiscal year 2004. On the other hand, nursing homes were the provider group most likely to be given a rate increase in both years, with increases in 33 states in fiscal year 2003 and in 29 states in fiscal year 2004; these increases often are mandated by state statutory funding formulas.

     Our principal executive offices are located at 22917 Pacific Coast Hwy, Suite 350, Malibu, California 90265, and our telephone number is (310) 455-6010.

THE OFFERING

Securities offered	2,640,000 shares of Series F Preferred Stock

Series F Preferred Stock to be outstanding after this offer	6,640,000

Price per share	$23.53

Maturity	The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank	The Series F Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

• senior to all classes or series of our Common Stock, our Series D Junior Participating Preferred Stock and to all equity securities ranking junior to the Series F Preferred Stock;

• on parity with our 8.5% Series C Preferred Stock, our 8.5% Series E Preferred Stock and all other equity securities to be issued by us, the terms of which specifically provide that such equity securities rank on parity with the Series F Preferred Stock; and

• junior to all our existing and future indebtedness.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series F Preferred Stock prior to the conversion of such convertible debt securities. There are currently no convertible debt securities outstanding.

Dividends	Dividends on the Series F Preferred Stock offered hereunder are cumulative from and including July 2, 2004 and are payable quarterly in arrears for the period covering the preceding quarter on or before the 15th day of January, April, July and October of each year, at the annual rate of 8% of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $2.00 per share. Dividends on the Series F Preferred Stock will accrue regardless of whether or not we have earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Liquidation preference	The Series F Preferred Stock will have a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends thereon.

Optional redemption	The Series F Preferred Stock is not redeemable prior to February 23, 2009, except in limited circumstances to preserve our status as a REIT. On or after February 23, 2009, the Series F Preferred Stock will be redeemable for cash at our option in whole or from time to time in part, at $25.00 per share, plus accrued and unpaid dividends to the redemption date. See “Description of Series F Preferred Stock — Redemption.”

Voting rights	Holders of the Series F Preferred Stock will generally have no voting rights. However, if dividends on the Series F Preferred Stock or the Series E Preferred Stock are in arrears for six or more quarterly periods, holders of the Series F Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all dividend arrearages have been paid or a sum sufficient for payment thereof is set aside for payment. In addition, some changes that would be materially adverse to the rights of holders of the Series F Preferred Stock outstanding at the time cannot be made without the affirmative vote of the holders of two-thirds of the shares of Series F Preferred Stock, voting as a single class.

Conversion	The Series F Preferred Stock is not convertible into or exchangeable for any other property or securities.

Restrictions on
ownership and transfer	The Series F Preferred Stock will be subject to certain restrictions on ownership and transfer intended to preserve our status as a real estate investment trust or REIT for United States federal income tax purposes.

Listing	Our Series F Preferred Stock is traded on the NYSE under the symbol “LTC PrF.” We have applied for approval to list on the NYSE the additional shares of Series F Preferred Stock offered hereby.

Use of proceeds	The net proceeds from the sale of the Series F Preferred Stock offered hereby will be used for general corporate purposes which may include investments in and acquisitions of health care properties, the funding of mortgage loans secured by health care properties and payment of various mortgage debt.

RISK FACTORS

     You should carefully consider the risks described below and in the accompanying prospectus before making an investment decision in our company. The risks and uncertainties described below are not the only ones facing our company and there may be additional risks that we do not presently know of or that we currently consider immaterial. Other important factors are identified in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus supplement, including factors identified under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in the other documents incorporated by reference into this prospectus supplement. All of these risks could adversely affect our business, financial condition, results of operations and cash flows. As a result, our ability to pay dividends on, and the market price of, our equity securities may be adversely affected if any of such risks are realized.

We could incur more debt.

     We operate with a policy of incurring debt when, in the opinion of our directors, it is advisable. Accordingly, we could become more highly leveraged. The degree of leverage could have important consequences to stockholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

     Our use of debt financing presents the risk to holders of the Series F Preferred Stock that payments of principal and interest on borrowings will leave us with insufficient cash resources to pay dividends required by the terms of the Series F Preferred Stock or to pay declared dividends on our Common Stock or distributions in respect to capital stock required to be paid in order for us to maintain our qualification as a REIT.

The market value of our Series F Preferred Stock could be substantially affected by various factors.

     As with other publicly traded securities, the trading price of our Series F Preferred Stock will depend on many factors, which may change from time to time, including:

•	the market for similar securities;

•	the additional issuance of other classes or series of our preferred shares;

•	general economic and financial market conditions; and

•	our financial condition, performance and prospects.

USE OF PROCEEDS

     The net proceeds from the sale of the 2,640,000 shares of Series F Preferred Stock offered hereby are estimated to be $60.6 million at an assumed public offering price of $23.53 per share not including an additional per share amount of $0.0056 per day for the number of days from and including July 2, 2004 through and including the day of sale, such additional amount being equal to the accrued and unpaid distributions payable with respect to such 8% Series F Preferred Stock of beneficial interest through the date of any such sale. The net proceeds will be used for general corporate purposes which may include investments in and acquisitions of health care properties, the funding of mortgage loans secured by health care properties and payment of various mortgage debt.

CAPITALIZATION

     The following table sets forth our capitalization (i) as of March 31, 2004, and (ii) to give proforma effect of the sale 2,640,000 shares of our Series F Preferred Stock offered hereby at an assumed offering price of $23.53 per share.

	As of March 31, 2004
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents:	$3,748	$64,348

Debt:
Bank borrowings(1)	$12,000	$12,000
Mortgage loans payable	116,998	116,998
Bonds payable and capital lease obligations	14,254	14,254
Senior participation payable	18,046	18,046

Total debt	161,298	161,298
Stockholders’ equity
Preferred Stock, $0.01 par value; 15,000,000 shares authorized
Series C Cumulative Convertible Preferred Stock, 2,000,000 shares issued and outstanding	38,500	38,500
Series E Cumulative Convertible Preferred Stock, 2,200,000 shares issued and outstanding(2)	55,000	55,000
Series F Cumulative Preferred Stock, 4,000,000 shares issued and outstanding and 6,640,000 shares issued and outstanding as adjusted	100,000	166,000
Common Stock, $0.01 par value; 35,000,000 authorized; 18,018,314 shares issued and outstanding(2)(3)(4)	180	180
Capital in excess of par value	255,515	250,115
Cumulative net income	284,849	284,849
Other equity	480	480
Cumulative distributions	(358,402)	(358,402)

Total stockholders’ equity	376,122	436,722

Total capitalization	$537,420	$598,020

(1)	As of June 30, 2004, our bank borrowings were $1.5 million.

(2)	In April 2004, holders of 798,000 shares of Series E Preferred Stock notified us of their election to convert such shares into 1,596,000 shares of Common Stock. On July 14, 2004, holders of 10,800 shares of Series E Preferred Stock notified us of their election to convert such shares into 21,800 shares of Common Stock. After this conversion, we will have a balance of $34,780,000 of Series E Preferred Stock.

(3)	At our Annual Meeting on May 18, 2004, our stockholders approved an amendment to our Charter increasing our authorized Common Stock to 45,000,000 shares.

(4)	Excludes: (i) 303,176 shares reserved under our 1992 Stock Option Plan and our 1998 Equity Participation Plan; (ii) 500,000 shares reserved under our 2004 Stock Option Plan; (iii) 100,000 shares reserved under our 2004 Restricted Stock Plan; (iv) 697,022 shares reserved for issuance upon conversion of limited partnership interests by certain limited partners of our partnership subsidiaries; (v) 2,000,000 shares reserved for issuance upon the conversion of our Series C Preferred Stock; and (vi) 4,400,000 shares (as of March 31, 2004) reserved for issuance upon the conversion of our Series E Preferred Stock.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the five years ended December 31, 2003 are derived from our audited consolidated financial statements. The selected consolidated financial data for the three month periods ended March 31, 2004 and March 31, 2003 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, which we consider necessary for a fair presentation of our financial position and results of operation for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference herein.

						Three months
	Year ended December 31,					ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except per share amounts)
Revenues	$84,818	$84,364	$68,724	$69,203	63,447	$15,860	$16,960
Expenses:
Interest expense	21,795	27,183	21,745	21,633	20,877	5,115	3,313
Depreciation and amortization	12,717	14,390	12,987	14,199	12,489	3,063	3,175
Impairment charge	14,939	7,620	19,647	7,097	1,260	1,260	—
Operating and other expenses	5,863	5,887	9,099	6,827	7,639	2,188	1,275

Total expenses	55,314	55,080	63,478	49,756	42,265	11,626	7,763

Income before minority interest and other	29,504	29,284	5,246	19,447	21,182	4,234	9,197
Minority interest	(1,018)	(982)	(973)	(1,308)	(1,300)	(321)	(283)
Other income (loss)	1,304	—	—	—	1,970	—	—

Income from continuing operations	29,790	28,302	4,273	18,139	21,852	3,913	8,914
Discontinued operations:
Gain (loss) from discontinued operations	2,037	(5,655)	(8,741)	(819)	168	(29)	12
Gain on sale of assets, net	—	8,990	1,560	14,483	2,299	—	975

Net income (loss) from discontinued operations	2,037	3,335	(7,181)	13,664	2,467	(29)	987

Net income (loss)	31,827	31,637	(2,908)	31,803	24,319	3,884	9,901
Preferred stock redemption charge	—	—	—	—	1,241	—	(4,029)
Preferred stock dividends	(15,087)	(15,087)	(15,077)	(15,042)	(16,596)	(3,761)	(4,946)

Net income (loss) available to common stockholders	$16,740	$16,550	$(17,985)	$16,761	$6,482	$123	$926

Per share information:
Basic net income (loss) available to common stockholders	$0.61	$0.63	$(0.75)	$0.91	$0.36	$0.01	$0.05

Diluted net income (loss) available to common stockholders	$0.61	$0.63	$(0.75)	$0.91	$0.36	$0.01	$0.05

Common stock distributions declared	$1.56	$0.87	$0.00	$0.40	$0.65	$0.10	$0.25

	As of December 31,					As of
						March 31,
Consolidated balance sheet data	1999	2000	2001	2002	2003	2004
	(in thousands)
Real estate investments, net	$683,736	$622,428	$604,306	$552,434	$515,752	$520,639
Total assets	721,811	676,585	648,568	599,925	574,924	553,436
Total debt	292,274	262,560	284,634	230,420	156,250	161,298
Total liabilities	303,300	272,546	294,785	239,113	192,741	166,483
Minority interest	9,894	9,912	13,404	13,399	13,401	10,831
Total stockholders’ equity	408,617	394,127	340,379	347,413	368,782	376,122

LEGAL PROCEEDINGS

     We are a party from time to time to various general and professional liability claims and lawsuits asserted against the lessees or borrowers of our properties, which in our opinion are not singularly or in the aggregate material to our results of operations or financial condition. These types of claims and lawsuits may include matters involving general or professional liability, which we believe under applicable legal principles are not our responsibility as a non-possessory landlord or mortgage holder. We believe that these matters are the responsibility of our lessees and borrowers pursuant to general legal principles and pursuant to insurance and indemnification provisions in the applicable leases or mortgages. We intend to continue to vigorously defend such claims.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations before minority interest plus fixed charges. “Fixed charges” consists of interest on all indebtedness and the amortization of debt issue costs.

						Three months
	Year ended December 31,					ended
						March 31,
	1999	2000	2001	2002	2003	2004
Consolidated ratio of earnings to fixed charges (unaudited)	2.25	2.00	1.19	1.79	1.90	3.48
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends (unaudited)	1.35	1.31	0.71	1.08	1.08	1.46

     We issued 3,080,000 shares of 9.5% Series A Preferred Stock in March 1997 and redeemed 1,241,480 shares as of December 31, 2003 and redeemed the remaining 1,838,520 shares as of March 25, 2004.

     We issued 2,000,000 shares of 9.0% Series B Preferred Stock in December 1997 and redeemed 7,000 shares as of December 31, 2001, redeemed 5,000 shares as of December 31, 2003 and redeemed the remaining 1,988,000 shares as of March 31, 2004.

     We issued 2,000,000 shares of 8.5% Series C Cumulative Convertible Preferred Stock in September 1998, 2,200,000 shares of 8.5% Series E Cumulative Convertible Preferred Stock in September, 2003 and 4,000,000 shares of 8.0% Series F Cumulative Preferred Stock in February 2004. During 2001, the total dollar amount of the deficiency in the consolidated ratio of earnings to combined fixed charges and preferred stock dividends was $10.9 million.

DESCRIPTION OF OUR CAPITAL STOCK

     This description of the particular terms of the Series F Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.

GENERAL

     Pursuant to our Articles of Amendment and Restatement, as amended and supplemented to date, and referred to in this prospectus supplement as our “Charter,” we are authorized to issue 60,000,000 shares of all classes of stock, each share having a par value of $0.01 of which 45,000,000 shares are Common Stock and 15,000,000 shares are preferred stock. Our Board of Directors may issue the preferred stock in such one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as our Board of Directors may from time to time determine when designating such series. Our Board of Directors also may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

     Of our preferred stock:

•	2,000,000 shares have been designated as 8.5% Series C Cumulative Convertible Preferred Stock;

•	2,200,000 shares have been designated as 8.5% Series E Cumulative Convertible Preferred Stock; and

•	4,000,000 shares have been designated as 8.0% Series F Cumulative Preferred Stock;

     As of June 30, 2004, 2,000,000, 1,596,000 and 4,000,000 shares of Series C, Series E and Series F, respectively were outstanding. We redeemed 1,241,480 shares of our 9.5% Series A Preferred Stock as of December 31, 2003 and redeemed the remaining 1,838,520 shares as of March 25, 2004. We redeemed 7,000 shares of our 9.0% Series B Preferred

Stock as of December 31, 2001, 5,000 shares as of December 31, 2003 and redeemed the remaining 1,988,000 shares as of March 31, 2004. Our Board of Directors has reclassified such redeemed shares of Preferred Stock as authorized and unclassified shares of Preferred Stock.

     As of July 15, 2004, there were 19,651,947 shares of our Common Stock outstanding.

SERIES C CONVERTIBLE PREFERRED STOCK

Rank

     The Series C Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up, (i) senior to Common Stock, and to all equity securities ranking junior to the Series C Preferred Stock with respect to dividend rights or rights on liquidation, dissolution or winding up of our company; (ii) on parity with our Series E Preferred Stock, the Series F Preferred Stock and all equity securities that may be issued in the future which rank on a parity with the Series C Preferred Stock, and (iii) junior to all of our existing and future indebtedness. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion.

Other terms

     Other than as described below, the material rights, preferences and privileges of the Series C Preferred Stock are substantially the same as those of the Series F Preferred Stock offered hereby.

     Holders of the Series C Preferred Stock are entitled to receive preferential cumulative cash dividends at the rate of 8.5% per annum of the liquidation preference per share (equivalent to a fixed annual amount of $1.63625 per share). Dividends are payable quarterly in arrears on each of March 31, June 30, December 31 and December 31. Accrued but unpaid dividends on the Series C Preferred Stock bear interest from the applicable dividend payment date at the prime rate of interest established from time to time in the Wall Street Journal.

     Holders of the Series C Preferred Stock are entitled to be paid a liquidation preference of $19.25 per share, plus dividends, with interest, before any distribution of assets is made to holders of any junior stock as described above in “Rank.”

     Except in certain circumstances relating to our maintenance of the ability to qualify as a REIT, the shares of Series C Preferred Stock are not redeemable.

     Whenever any dividend payment on any Series C Preferred Stock is in arrears for more than 10 business days after its dividend payment date, the number of directors then constituting the Board of Directors will be increased by two and the two vacancies will be filled by the Series C Preferred Stock holders voting as one class. Such increase and the right to fill such vacancies is separate and apart from any increase in the number of directors which the holders of the Series E Preferred Stock, the Series F Preferred Stock or any other class or series of preferred stock may be entitled.

     In addition, in the case of a preferred dividend default, the holders of Series C Preferred Stock shall be granted voting rights equivalent to those rights of holders of the Common Stock except that the holders of Series C Preferred Stock will not have the right to vote generally in the election of directors but with respect to the election of directors will only have the voting rights as set forth above to elect Series C directors. In such case, the voting rights of the holders of the Series C Preferred Stock would be determined on an as converted basis, determined pursuant to the conversion provisions as described below. These voting rights shall continue only during a Series C Preferred dividend default, and all such rights shall immediately terminate at such time as the Series C Preferred dividend default ceases to exist.

     The Series C Preferred Stock is convertible in whole or in part, at any time at the option of the holders, into shares of Common Stock at a conversion price of $19.25 per share, subject to adjustments. At June 30, 2004, there was one stockholder of record of our Series C Preferred Stock. This Series C Preferred stockholder has a separate contractual right, outside of the terms of the Series C Preferred Stock, to receive from us should we offer, issue or sell, or enter into any agreement or commitment to issue or sell any debentures, preferred stock or any other equity security convertible into Common Stock at a conversion price of less than $19.25 per share (as adjusted for stock splits, combinations and similar events) an offer in writing to sell to this Series C Preferred stockholder, on the same terms and conditions and at the same equivalent price, up to the same aggregate principal amount (or any $1,000 incremental principal amount thereof) of such securities.

SERIES E PREFERRED STOCK

     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we consider incorporated documents to be part of the prospectus supplement and we may disclose important information to you by referring you to those documents. See the section entitled, “Documents incorporated by reference” below. For a description of our Series E Preferred Stock, we refer you to the description of our Series E Preferred Stock contained in our registration statement on Form 8-A.

SERIES F PREFERRED STOCK

     The following summary of the terms and provisions of the Series F Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections in the Articles Supplementary creating the Series F Preferred Stock, which have been filed with the Securities and Exchange Commission, and which are available as described under the heading “Where you can find additional information” in the accompanying prospectus.

Maturity

     The Series F Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

Rank

     The Series F Preferred Stock , with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, ranks (i) senior to our Common Stock, and to all equity securities ranking junior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company; (ii) on parity with our Series C Preferred Stock, our Series E Preferred Stock and with all equity securities that may be issued by us in the future the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company, and (iii) junior to all of our existing and future indebtedness. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series F Preferred Stock prior to the conversion of such convertible debt securities.

Dividends

     Holders of shares of the Series F Preferred Stock are entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8% per annum of the liquidation preference per share, equivalent to a fixed annual amount of $2.00 per share.

     Dividends on the Series F Preferred Stock offered hereby are cumulative from and including July 2, 2004 and will be payable quarterly in arrears for the period covering the preceding quarter on or before the 15th day of January, April, July and October of each year, or, if not a business day, the next succeeding business day. Such dividend and any dividend payable on the Series F Preferred Stock for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the last day of the calendar month first preceding the applicable dividend payment date, or on such other date designated by our Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

     No dividends on shares of Series F Preferred Stock will be declared by our Board of Directors or any committee thereof or paid or set apart for payment by us at such time as the terms and provisions of any agreement to which we are bound, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series F Preferred Stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock do not bear interest and holders of the Series F Preferred Stock are not entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any shares of our capital stock, or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock (other than a dividend in shares of our Common Stock or in shares of any other class of stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series F Preferred Stock for all dividend periods ending prior to or on the most recent past dividend payment date. When dividends are not paid in full for all such dividend periods (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other series of our preferred stock ranking on a parity as to dividends with the Series F Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other series of preferred stock, will in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other series of our preferred stock ranking on a parity as to dividends with the Series F Preferred Stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending prior to or on the most recent past dividend payment date, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment nor will any other distribution be declared or made upon the Common Stock or any other shares of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation, nor will any shares of Common Stock or any other shares of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other shares of our capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving our qualification as a REIT). Holders of shares of the Series F Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series F Preferred Stock as provided above. Any dividend payment made on shares of the Series F Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation preferences

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, the holders of shares of Series F Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of our capital stock that ranks junior to the Series F Preferred Stock as to liquidation rights. Holders of Series F Preferred Stock are entitled to prompt written notice by us of any event triggering the right to receive such liquidation preference. After payment of the full amount of this liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of our company with or into any other corporation, trust or entity or of any other corporation with or into our company, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our company.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the Maryland General Corporation Law, no effect will be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon distribution are superior to those receiving the distribution.

Redemption

     On or after February 23, 2009, we, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to Excess Shares, See “—Restrictions on ownership and transfer.”), without interest. We, at our option, may also redeem any outstanding series of preferred stock, other than the Series C Preferred Stock, in whole or in part. We may redeem the Series F Preferred Stock or other such series without redeeming any other of our currently outstanding series of preferred stock. The Series F Preferred Stock is not otherwise redeemable prior to February 23, 2009. However, in order to ensure that we will continue to meet the requirements for qualification as a REIT, the Series F Preferred Stock is subject to provisions in our Charter pursuant to which our capital stock owned by a stockholder in excess of the applicable ownership limit will be deemed “Excess Shares”, and we will have the right to purchase such Excess Shares from the holder. See “—Restrictions on ownership and transfer.”

     Holders of Series F Preferred Stock to be redeemed will be required to surrender such Series F Preferred Stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series F Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series F Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series F Preferred Stock is to be redeemed, the Series F Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

     Unless full cumulative dividends on all shares of Series F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all dividend periods ending prior to or on the most recent past dividend payment date, no shares of Series F Preferred Stock will be redeemed unless all outstanding shares of Series F Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series F Preferred Stock (except by exchange for our capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation).

     However, the foregoing will not prevent our purchase of Excess Shares in order to ensure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series F Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given.

     Each notice will state:

(i)	the redemption date;

(ii)	the redemption price;

(iii)	the number of shares of Series F Preferred Stock to be redeemed;

(iv)	the place or places where the Series F Preferred Stock is to be surrendered for payment of the redemption price; and

(v)	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

     If less than all of the Series F Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder will be required to also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.

     Immediately prior to any redemption of Series F Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends to the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series F Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date.

     The Series F Preferred Stock has no stated maturity and are not subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, Series F Preferred Stock acquired by a stockholder in excess of the ownership limit will automatically become Excess Shares, and we will have the right to purchase such Excess Shares from the holder. In addition, Excess Shares may be redeemed, in whole or in part, at any time when outstanding shares of Series F Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares will be redeemed in such proportion and in accordance with such procedures as shares of Series F Preferred Stock are being redeemed.

Voting rights

     Holders of the Series F Preferred Stock do not have any voting rights, except as set forth below.

     Whenever dividends on the Series F Preferred Stock or the Series E Preferred Stock are in arrears for six or more quarterly periods the number of directors then constituting the Board of Directors will be increased by two if not already increased by reason of a similar arrearage with respect to the Series E Preferred Stock or any series of preferred stock ranking on parity with the Series F Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (for convenience the Series E Preferred Stock and such other series of preferred stock are sometimes referred to as voting parity preferred). The holders of such shares of Series F Preferred Stock (voting separately as a class with the voting parity preferred) will then be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of our company at a special meeting called by the holders of record of at least 20% of the Series F Preferred Stock or the holders of record of at least 20% of any other series of voting parity preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock and Series E Preferred Stock for the past dividend periods and the dividend for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event our directors are divided into classes, each such vacancy will be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors, are as equal as possible.

     Each director so elected by the holders of the voting parity preferred, as a qualification for election (and regardless of how elected) will be required to submit to our Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series F Preferred Stock and other voting parity preferred in arrears for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment set aside for payment. At that time, the terms of office of all persons elected as directors by the holders of the Series F Preferred Stock and the voting parity preferred will terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any such meeting will exist if at least a majority of the outstanding shares of Series F Preferred Stock and each other series of voting parity preferred are represented in person or by proxy at such meetings. The directors to be elected by the holders of preferred stock will be elected by the affirmative vote of a plurality of the shares of Series F Preferred Stock (together with such other voting parity preferred) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present.

     If and when all accumulated dividends and the dividend for the then current dividend period on the Series F Preferred Stock and Series E Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders of Series F Preferred Stock will be divested of the foregoing voting rights (subject to revesting in the event of another preferred dividend default allowing for the election of directors by the holders of Series F Preferred Stock). If all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each director so elected by the holders of preferred stock shall terminate. Any director elected by the holders of preferred stock may be removed at any time with or without cause by, and cannot be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series F Preferred Stock when they have the voting rights described above (voting separately as a class with the voting parity preferred). So long as a default on the preferred stock dividend continues, any vacancy in the office of a director elected by the holders of preferred stock may be filled by written consent of the director remaining in office previously elected by the holders of preferred stock, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series F Preferred Stock when they have the voting rights described above (voting separately as a class with the voting parity preferred). The directors elected by the holders of the preferred stock shall each be entitled to one vote per director on any matter.

So long as any shares of Series F Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class) amend, alter or repeal the provisions of the Charter or the Articles Supplementary creating the Series F Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock or the holders thereof.

     However, with respect to the occurrence of any such event set forth in the paragraph above, so long as the Series F Preferred Stock (or any equivalent class or series of stock issued in exchange for the Series F Preferred Stock by the surviving corporation in any merger or consolidation to which we became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series F Preferred Stock. In addition,

•	any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or

•	any increase in the amount of authorized shares of such series,

in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series F Preferred Stock.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required to be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

     Except as expressly stated in the Articles Supplementary creating the Series F Preferred Stock, the Series F Preferred Stock does not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof will not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving our company or a sale of all or substantially all of our assets, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series F Preferred Stock.

Conversion

     The Series F Preferred Stock is not convertible into or exchangeable for any of our other property or securities.

Restrictions on ownership and transfer

     In addition to other qualifications, for us to qualify as a REIT, (1) not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year, and (2) such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     To ensure that we continue to meet the requirements for qualification as a REIT, our Charter and the Articles Supplementary creating this Series F Preferred Stock, subject to some exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of our Series F Preferred Stock in excess of 9.8% (ownership limit) of the number of then outstanding shares of our Series F Preferred Stock. Our Board of Directors may waive the ownership limit with respect to a stockholder if evidence satisfactory to the Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in actual or constructive ownership of capital stock by a stockholder in excess of the ownership limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our company being “closely held” within the meaning of section 856(h) of the Internal Revenue Code, not withstanding any provisions of our Charter to the contrary, will be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

     Any shares of our capital stock held by a stockholder in excess of the applicable ownership limit become “Excess Shares”. Upon shares of any class or series of capital stock becoming Excess Shares, such shares will be deemed automatically to have been converted into a class separate and distinct from their original class and from any other class of Excess Shares. Upon any outstanding Excess Shares ceasing to be Excess Shares, such shares will be automatically reconverted back into shares of their original class or series of capital stock.

     The holder of Excess Shares will not be entitled to vote the Excess Shares nor will such Excess Shares be considered issued and outstanding for purposes of any stockholder vote or the determination of a quorum for such vote. The Board of Directors, in its sole discretion, may choose to accumulate all distributions and dividends payable upon the Excess Shares of any particular holder in a non-interest bearing escrow account payable to the holder of the Excess Shares upon such Excess Shares ceasing to be Excess Shares.

     In addition, we will have the right to redeem all or any portion of the Excess Shares from the holder at the redemption price, which will be the average market price (as determined in the manner set forth in the Charter) of the capital stock for the prior 30 days from the date we give notice of our intent to redeem such Excess Shares, or as determined by the Board of Directors in good faith. The redemption price will only be payable upon the liquidation of our company and will not exceed the sum of the per share distributions designated as liquidating distributions declared subsequent to the redemption date with respect to unredeemed shares of record of the class from which such Excess Shares were converted. We will rescind the redemption of the Excess Shares in the event that within 30 days of the redemption date, due to a sale of shares by the holder, such holder would not be the holder of Excess Shares, unless such rescission would jeopardize our tax status as a REIT or would be unlawful in any regard.

     Each stockholder will upon demand be required to disclose to us in writing any information with respect to the actual and constructive ownership of shares of our capital stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The ownership limit may have the effect of precluding the acquisition of control of our company unless the Board of Directors determines that maintenance of REIT status is no longer in our best interests.

Transfer and dividend paying agent

     Computershare Investor Services, LLC acts as the transfer and dividend payment agent for the Series F Preferred Stock and Common Stock and acts as transfer agent, dividend paying agent and conversion agent for the Series E Preferred Stock.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of the additional material federal income tax considerations related to the acquisition, ownership, conversion and disposition of our Series F Preferred Stock and to our REIT election which we anticipate may be material to purchasers of our securities offered in this prospectus supplement, and that are not discussed in our annual report on Form 10-K for the year ended December 31, 2003 under the heading “Taxation of Our Company”. This summary is limited to the tax consequences of those persons who are original owners of the Series F Preferred Stock, who purchase Series F Preferred Stock at its issue price and who hold such Series F Preferred Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (or Code). This summary does not purport to deal with all aspects of US federal income taxation that might be relevant to particular stockholders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and persons that have a functional currency other than the US dollar or persons in special situations, such as those who have elected to mark securities to market, or those who hold Series F Preferred Stock as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this summary does not address US federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. This summary is based upon the Code, the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

     This summary is for general information only. Prospective purchasers of the Series F Preferred Stock are urged to consult their tax advisors concerning the US federal income and other tax consequences to them of acquiring, owning, and disposing of the Series F Preferred Stock, as well as the application of state, local and foreign income and other tax laws.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELATING TO BUYING, OWNING AND SELLING OUR SERIES F PREFERRED STOCK

Basis

     A stockholder’s tax basis in our Series F Preferred Stock will be the amount that the stockholder pays for the Series F Preferred Stock at the time of purchase adjusted to the extent that our distributions are determined to be part or all a return of capital. A stockholder’s tax basis will be reduced, but not below zero, for the portion of our distributions deemed to be a return of capital.

Holding periods

     A stockholder’s holding period for the Series F Preferred Stock will begin on the day after the stockholder buys the Series F Preferred Stock.

Taxation of disposition of our Series F Preferred Stock

     Upon the sale, exchange or other disposition of our Series F Preferred Stock, a stockholder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received in on such disposition and (ii) such stockholder’s adjusted tax basis in the Series F Preferred Stock.

     Gain or loss recognized on the disposition of our Series F Preferred Stock generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the stockholder’s holding period is more than 12 months. However, any loss upon sale or exchange of Series F Preferred Stock by a stockholder who has held such stock for six months or less will be treated as a long-term capital loss to the extent our distributions are required to be treated by such stockholder as long-term capital gain. The maximum federal long-term capital gain rate is 15% for non-corporate stockholders for taxable years ending on or before December 31, 2008, and 20% thereafter and 35% for corporate stockholders. The deductibility of capital losses by stockholders is subject to limitations.

Taxation of cash redemption of Series F Preferred Stock

     A cash redemption of shares of the Series F Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed stock. The cash redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in our company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of capital stock (including Common Stock and other equity interests in our company) considered to be owned by the holder by reason of constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of the Series F Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the Series F Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

     If a cash redemption of shares of the Series F Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (ii) the holder’s adjusted basis in the shares of the Series F Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of the Series F Preferred Stock have been held as a capital asset, and, with respect to a non-corporate US stockholder, such gain or loss will be long-term capital gain or loss if at the time of redemption, the shares were held for more than 12 months. However, any loss recognized by a stockholder who has held our Series F Preferred Stock for six months or less will be treated as a long term loss to the extent our distributions are required to be treated by such stockholder as long term capital gain.

     If a cash redemption of shares of the Series F Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted basis in the redeemed shares of the Series F Preferred Stock for tax purposes will be transferred to the holder’s remaining shares of our capital stock, if any. If the holder owns no other shares of our capital stock, such basis may, under some circumstances, be transferred to a related person or it may be lost entirely.

Redemption premium

     Under Section 305(c) of the Code and applicable Treasury Regulations, if the redemption price of the Series F Preferred Stock exceeds its issue price the difference known as a redemption premium may be taxable as a constructive distribution on the Series F Preferred Stock to the holder (treated as a dividend to the extent of our current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because Series F Preferred Stock provides for an optional right of redemption by us at a price that may exceed the issue price, stockholders could be required to recognize such redemption premium under a constant interest rate method similar to that for accruing original issue discount if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable Treasury Regulations provide a safe harbor under which a right to redeem will not be treated as more likely than not to occur if (i) the issuer and the stockholder are not related within the meaning of such regulations; (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption), and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemption is more than likely not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount. We intend to take the position that the existence of our optional redemption right does not result in a constructive distribution to the holders of Series F Preferred Stock.

CERTAIN INCOME TAX CONSIDERATIONS RELATING TO OUR REIT ELECTION

Taxation of a REIT

     We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe that we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 1992. We intend to continue to operate in such a manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified.

     The sections of the Code and corresponding Treasury Regulations that relate to qualification, operation, and taxation of REITs and their stockholders are highly technical and complex. Our annual report on Form 10-K for the year ended December 31, 2003 under the heading “Taxation of Our Company” sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT.

     In the opinion of Reed Smith, LLP, our legal tax counsel, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation will enable us to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various factual assumptions relating to our organization and operation, and is conditioned upon certain representations made by us as to factual matters. In addition, this opinion is based upon our factual representations concerning our business and properties as set forth in this prospectus supplement and will assume that the actions described in this prospectus supplement have been completed as described. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in our annual report on Form 10-K for the year ended December 31, 2003 and this prospectus supplement may be changed, perhaps retroactively, by legislative or administrative action at any time.

     If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once at stockholder level when distributed) that generally results from investment in a non-REIT corporation. However, we will be subject to federal income tax as follows:

     First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

     Second, under certain circumstances, we may be subject to the alternative minimum tax, if our dividend distributions are less than our alternative minimum taxable income.

     Third, if we have (i) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we may elect to be subject to tax at the highest corporate rate on such income, if necessary to maintain our REIT status.

     Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

     Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability.

     Sixth, if we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Seventh, if we acquire an asset which meets the definition of a built-in gain asset from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and if we subsequently recognize gain on the disposition of such asset during the ten-year period, called the recognition period, beginning on the date on which we acquired the asset, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset over (b) our adjusted basis in such asset, both determined as of the beginning of the recognition period), such gain will be subject to tax at the highest regular corporate tax rate, pursuant to IRS regulations.

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock. We intend to comply with these requirements.

Qualifying rents

     Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described in our annual report Form 10-K for the year ended December 31, 2003, only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Rent attributable to personal property is the amount which bears the same ratio to the total rent under the lease as the fair market values of personal property bears to the fair market values of both the real and personal property under the lease. Finally, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through a taxable REIT subsidiary or TRS or an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition we may render a de minimus amount of impermissible services to tenants, or in connection with the management of property and treat amounts received as gross income from the real property, if such amount does not exceed 1% of the gross income from the property and the services are valued at not less than 150% of our costs to provide the services. We have not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above or unless our Board of Directors determines in its discretion that the rent received on such property is not material and will not jeopardize our status as a REIT), (ii) rent any property to a related party tenant (unless our Board of Directors determines in its discretion that the rent received from a related party tenant is not material and will not jeopardize our status as a REIT) or (iii) directly perform services considered to be rendered to the occupant of property unless provided by our TRS or unless subject to classification as de minimus.

LEGISLATIVE DEVELOPMENTS

     On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 generally will reduce the maximum tax rate applicable to non-corporate stockholders on capital gains recognized on the sale or other disposition of shares of the Series F Preferred Stock from 20% to 15%.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 also generally will reduce the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax. Except in limited circumstances, this reduced tax rate will not apply to dividends paid to you by us on shares of the Series F Preferred Stock, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to the Series F Preferred Stock that are attributable to (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries, (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year) and (3) distributions by us that we designate as long-term capital gains dividends (except for some distributions taxable to you at a maximum rate of 25%).

     The dividend and capital gains tax rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003 through December 31, 2008. Without future legislative changes, the maximum long-term capital gains and dividend rates discussed above will increase in 2009.

     These legislative changes affect the discussion in our annual report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Taxation of Our Company” to the extent that section describes applicable long-term capital gains tax rates, the taxation of dividends and then-recent legislation.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as we qualify as a REIT, distributions made to our taxable US stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such US stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year or are designated as unrecaptured § 1250 gain distributions, which are taxable at a 25% rate) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Distributions in excess of current and accumulated earnings and profits will not be currently taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder’s stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the stock have been held for one year or less) assuming the stock is a capital asset in the hands of the stockholder. In addition, any distribution declared in October, November or December of any year and payable to a stockholder of record on a specified date in any such month, will be treated as both paid by us and received by the stockholder on December 31 of the applicable year, provided that we actually pay the distribution during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

     In general, gain or loss recognized on the disposition of our Series F Preferred Stock will be a capital gain or loss and will be long-term capital gain or loss, if at the time of such disposition, the stockholder’s holding period (after applying certain holding period rules) is more than 12 months. However, any loss upon a sale or exchange of our Series F Preferred Stock by a stockholder who has held such stock for six months or less will be treated as a long-term capital loss to the extent our distributions are required to be treated by such stockholder as long-term capital gain.

Backup withholding

     We will report to our US stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of such withholding will be equal to the product of the fourth lowest rate applicable to single filers and the amount of the distribution. This rate is 28% for tax years beginning in 2003. Any amount paid to the IRS as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. See “—Taxation of foreign stockholders.” A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     In general, a stockholder that is a tax-exempt entity not subject to tax on its investment income will not be subject to tax on our distributions. In Revenue Ruling 66-106, 1966-1 C.B. 151, the IRS ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income as defined in the Code when received by a qualified plan. Based on that ruling, regardless of whether we incur indebtedness in connection with the acquisition of properties, our distributions paid to a stockholder that is a tax-exempt entity will not be treated as unrelated business taxable income, provided that (i) the tax-exempt entity has not financed the acquisition of its stock with acquisition indebtedness within the meaning of the Code and the stock otherwise is not used in an unrelated trade or business of the tax-exempt entity and (ii) we are not a pension-held REIT. This ruling applies to a stockholder that is an organization that qualifies under Code Section 401(a), an IRA or any other tax-exempt organization that would compute unrelated business taxable income, if any, in accordance with Code Section 512(a)(1). However, if we are a pension-held REIT and a qualified plan owns more than 10% of the value of all of our stock, such stockholder will be required to recognize as unrelated business taxable income that percentage of the dividends that it receives from us as is equal to the percentage of our gross income that would be unrelated business taxable income to us if we were a tax-exempt entity required to recognize unrelated business taxable income. A REIT is a pension-held REIT if at least one qualified trust holds more than 25% of the value of all of our stock or one or more qualified trusts, each of whom own more than 10% of the value of all of our stock, hold more than 50% of the value of all of our stock.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in us will constitute unrelated business taxable income unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by its investment in us. Such prospective stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

TAXATION OF FOREIGN STOCKHOLDERS

     The rules governing US federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. We have not attempted to provide more than a summary of these rules. Prospective non-US stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in stock, including any reporting requirements.

     Distributions that are not attributable to gain from our sales or exchanges of US real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the stock is treated as effectively connected with the non-US stockholder’s conduct of a US trade or business, the non-US stockholder generally will be subject to a tax at graduated rates, in the same manner as US stockholders are taxed with respect to such distributions and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation. We expect to withhold US income tax at the rate of 30% on the gross amount of any such distributions made to a non-US stockholder unless (i) a lower treaty rate applies and the holder provides us with a properly executed IRS Form W-8BEN (or successor form) or (ii) the non-US stockholder provides us with a properly executed IRS Form W-8ECI (or successor form) claiming that the distribution is effectively connected income.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a non-US stockholder’s stock, such distributions will give rise to tax liability if the non-US stockholder would otherwise be subject to tax on any gain from the sale or disposition of our stock, as described below. If it cannot be determined at the time a distribution is made whether or not distributions will be in excess of current and accumulated earnings and profit, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of US real property interests will be taxed to a non-US stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of US real property interests are taxed to a non-US stockholder as if such gain were effectively connected with a US business. Non-US stockholders would thus be taxed at the normal capital gain rates applicable to US stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax if a foreign corporate stockholder is not entitled to treaty exemption. We are required by applicable Treasury Regulations to withhold 35% for foreign individuals and 35% for foreign corporations of any distribution that we could designate as a capital gains dividend. This amount is creditable against the non-US stockholder FIRPTA tax liability. If we designate prior distributions as capital gains dividends, then subsequent distributions up to the amount of such prior distributions will be treated as capital gains dividends for purposes of withholding.

     Gain recognized by a non-US stockholder upon a sale of our Series F Preferred Stock generally will not be taxed under FIRPTA if we are a “domestically controlled real estate investment trust,” defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock were held directly or indirectly by foreign persons. We currently anticipate that we will be a “domestically controlled real estate investment trust,” and therefore the sale of stock will not be subject to taxation under FIRPTA. Additionally, the sale of our Series F Preferred Stock will not be taxed under FIRPTA if the class of stock is regularly traded on an established securities market and the selling non-US stockholder has not held more than 5% of the class of stock at any time during the preceding five-year period. However, gain not subject to FIRPTA will be taxable to a non-US stockholder if the investment in the stock is effectively connected with the non-US stockholder’s US trade or business, in which case the non-US stockholder will be subject to the same treatment as US stockholders with respect to such gain. Also, if the non-US stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax (unless reduced by treaty) on the individual’s capital gains. A non-resident alien individual could, however, elect to treat such gain as effectively connected income and pay tax as a US stockholder would. If the gain on the sale of stock were to be subject to taxation under FIRPTA, the non-US stockholder will be subject to the same treatment as US stockholders with respect to such gain.

     If the proceeds of a disposition of our Series F Preferred Stock are paid by or through a US office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing non-US stockholder certifies as to his name, address and non-US status or otherwise establishes an exemption. Generally, US information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-US office of a non-US broker. US information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a US person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a controlled foreign corporation for US federal income tax purposes, or (d) a foreign partnership more than 50% of the capital or profits of which is owned by one or more US persons or which engages in a US trade or business and (ii) the broker fails to initiate documentary evidence that the stockholder is a non-US stockholder and that certain conditions are met or that the non-US stockholder otherwise is entitled to an exemption.

OTHER TAX CONSEQUENCES

     We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and the state and local tax treatment of our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

STATEMENT OF SHARE OWNERSHIP

     We must obtain annual written statements from any of our record holders who hold certain percentages of our stock disclosing the actual owners of our stock. Any record holder who fails to provide us with this information must include certain specified information relating to ownership of our share in his federal income tax return. We must also maintain permanent records with the Internal Revenue Service showing the information we receive relating to the actual ownership of our stock and a list of holders who fail to provide us with this information.

PLAN OF DISTRIBUTION

     We have agreed to engage Cohen & Steers Capital Advisors, LLC, which we sometimes refer to as “Cohen & Steers,” as a placement agent for this offering. Cohen & Steers (and certain subadvisors it may engage in connection with the offering) may be an underwriter within the meaning of the Securities Act of 1933, as amended, in connection with its activities in connection with this offering.

     Cohen & Steers has no commitment to purchase any of our Series F Preferred Stock and will act only as an agent in obtaining indications of interest in our Series F Preferred Stock from certain investors. We agreed to pay the placement agent a fee equal to the sum of (i) 2% of the gross proceeds that we receive from non-affiliates of the placement agent and (ii) 1% of the gross proceeds we receive from affiliates of the placement agent. In addition, we have agreed to reimburse the placement agent for up to $50,000 in expenses incurred in connection with this offering. We and the placement agent will each pay certain expenses relating to the offering.

     In a placement agent agreement to be entered into with Cohen & Steers in connection with the offering, we agree to indemnify Cohen & Steers and each of its partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and advisors, and each person, if any, controlling Cohen & Steers and any of its affiliates, against liabilities resulting from this offering and to contribute to payments Cohen & Steers may be required to make for these liabilities.

     In connection with this offering, Cohen & Steers may engage broker-dealers as sub-placement agents to participate in the placement of the Series F Preferred Stock. Such sub-placement agents may receive a portion of the placement agent fee to be paid to Cohen & Steers as well as other compensation and fees.

     In the ordinary course of business, Cohen & Steers, and/or one or more of the sub-placement agents referred to above, and their respective affiliates have or may have engaged, and may in the future engage, in financial advisory, investment banking and other transactions with us for which customary compensation has been, and will be paid.

     Subject to the terms and conditions of purchase agreements dated the date hereof, with respect to which Cohen & Steers acted as placement agent, certain institutional investors and other purchasers have agreed to purchase, and we have agreed to sell, 2,640,000 Series F Preferred Stock at a price of  $23.53 per share plus an additional amount of $0.0056 per day for the number of days from and including July 2, 2004 through and including the day of sale (with any included completed calendar month being deemed to have 30 days), such additional amount being equal to the accrued and unpaid distributions with respect to such 8% Series F Preferred Stock of beneficial interest through the date of any such sale. The purchase agreement provides that the obligations of the purchasers to purchase these shares included in this offering are subject to customary closing conditions. We have applied to list the additional shares of Series F Preferred Stock on the New York Stock Exchange. The purchase agreements provide that we are to use our reasonable best efforts to obtain such approval within 30 days of the issuance of the additional shares of Series F Preferred Stock, or if not, as soon as practicable thereafter. However, no assurance can be given that the application will be approved.

     Jefferies & Company, Inc. is acting as settlement agent in connection with the sale of our Series F Preferred Stock under the purchase agreement and will receive a fee of $26,400 from Cohen & Steers.

     In February 2004 we issued 4,000,000 shares of Series F Preferred Stock at a public offering price of $25.00 per share. Cohen & Steers acted as placement advisor in connection with that offering and received a placement fee of $1,000,000 and an additional fee of $104,600 for arranging for the sale through a sub-placement advisor of our Series F Preferred Stock to certain retail accounts. Jefferies & Company, Inc. acted as settlement agent in that offering and received a fee of $40,000.

     After paying the fees to the placement agent and other estimated expenses, we anticipate receiving approximately $60.6 million in net proceeds from the sale of 2,640,000 shares of our Series F Preferred Stock in this offering.

LEGAL MATTERS

     Certain legal matters relating to this offering will be passed upon for us by Reed Smith LLP, New York, New York, and certain matters with respect to Maryland law, including the validity of the shares of the securities offered hereby, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Reed Smith LLP will rely upon the opinion of the Ballard Spahr Andrews & Ingersoll, LLP as to matters of Maryland law.

EXPERTS

     The consolidated financial statements and schedules of LTC Properties, Inc. appearing in our annual report on Form 10-K for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and which is incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC’s regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov, as well as on our website at http://www/ltcproperties.com. Information on our website is not incorporated by reference herein and out web address is included as an inactive textual reference only.

     You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

     This prospectus incorporates by reference the following documents:

•	Quarterly reports on Form 10-Q for the quarterly period ended March 31, 2004.

•	Definitive proxy statement for the annual meeting of stockholders held on May 18, 2004.

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

     This prospectus and the documents incorporated by reference summarize certain material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Alex J. Chavez
Senior Vice President and Corporate Secretary
LTC Properties, Inc.
22917 Pacific Coast Hwy, Suite 350
Malibu, California 90265
Telephone Number: (310) 455-6010

PROSPECTUS

$200,000,000

LTC PROPERTIES, INC.
DEBT SECURITIES, PREFERRED STOCK
AND COMMON STOCK

     LTC Properties, Inc. may from time to time offer in one or more series (i) our debt securities, (ii) shares of our Preferred Stock, $0.01 par value per share and (iii) shares of our Common Stock, $0.01 par value per share, with an aggregate public offering price of up to $200,000,000 on terms to be determined at the time of the offering. Our debt securities, our Preferred Stock and our Common Stock (collectively referred to as our securities), may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

     The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

•	in the case of our debt securities, the specific title, aggregate principal amount, currency, form (which may be registered, bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking fund payments, terms for conversion into shares of our Preferred Stock or Common Stock, covenants and any initial public offering price;

•	in the case of our Preferred Stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and

•	in the case of our Common Stock, any initial public offering price.

     In addition, the specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes. The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

     Our stock Common Stock is traded on the New York Stock Exchange (or NYSE) under the symbol “LTC.” Our executive offices are located at 22917 Pacific Coast Hwy, Suite 350, Malibu, California 90265, telephone number: 310-455-6010, facsimile: 805-981-8663 and web site: www.ltcproperties.com.

     Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them and us, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

     Investing in our securities involve certain risks. See “Risk Factors” beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2004

     In this prospectus, unless otherwise indicated, the “company,” “we,” “us” and “our” refer to LTC Properties, Inc. and our consolidated subsidiaries.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

     You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify some of the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or the negative of those words or similar words. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to, the status of the economy, the status of capital markets including prevailing interest rates, compliance with and changes to regulations and payment policies within the health care industry, changes in financing terms, competition within the health care and senior housing industries, and changes in federal, state and local legislation. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus and in other information contained in our publicly available filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC’s regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov.

     You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

     This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K for the year ended December 31, 2003.

•	Definitive proxy statement for the annual meeting of stockholders held on July 28, 2003.

•	Current Report on Form 8-K dated March 19, 2004, for Amendment No. 1 to Rights Agreement dated as of March 19, 2004, between LTC Properties, Inc. and Harris Trust & Savings Bank (as Rights Agent).

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

•	The description of our Common Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

•	The description of our Series A Cumulative Preferred Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

•	The description of our Series B Cumulative Preferred Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

•	The description of our Series D Junior Participating Preferred Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

•	The description of our Series E Cumulative Convertible Preferred Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

•	The description of our Series F Cumulative Preferred Stock contained in our registration statement on Form 8-A, including any amendment or report for the purpose of updating such description.

     This prospectus and the documents incorporated by reference summarize certain material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Alex J. Chavez
Senior Vice President and Corporate Secretary
LTC Properties, Inc.
22917 Pacific Coast Hwy, Suite 350
Malibu, California 90265
Telephone Number: (310) 455-6010

ABOUT OUR COMPANY

     We are a self-administered real estate investment trust that invests primarily in long-term care and other health care related properties through mortgage loans, property lease transactions and other investments. As of December 31, 2003, long-term care properties, which include skilled nursing and assisted living properties, comprised approximately 98% of our investment portfolio. We have been operating since August 1992.

     Skilled nursing facilities provide restorative, rehabilitative and nursing care for people not requiring the more extensive and sophisticated treatment available at acute care hospitals. Many skilled nursing facilities provide ancillary services that include occupational, speech, physical, respiratory and IV therapies, as well as provide sub-acute care services which are paid either by the patient, the patient’s family, or through federal Medicare or state Medicaid programs.

     Assisted living facilities serve elderly persons who require assistance with activities of daily living, but do not require the constant supervision skilled nursing facilities provide. Services are usually available 24-hours a day and include personal supervision and assistance with eating, bathing, grooming and administering medication. The facilities provide a combination of housing, supportive services, personalized assistance and health care designed to respond to individual needs.

     Our senior management team is comprised of four individuals with a combined 51 years of experience in health care and real estate finance.

     As of December 31, 2003, we had approximately $516 million in carrying value of net real estate investments. At that date, our portfolio included 96 assisted living properties, 83 skilled nursing properties and one charter school in 30 states. We had approximately $383 million (74%) invested in owned and leased properties, approximately $71 million (14%) invested in mortgage loans, and investments in certificates of a real estate mortgage investment conduit (or REMIC) with a carrying value of approximately $62 million (12%).

Owned Properties

     At December 31, 2003, we owned 53 skilled nursing properties with a total of 6,047 beds, 88 assisted living properties with 4,182 units and one school located in 23 states. The properties are leased pursuant to non-cancelable leases generally with an initial term of 10 to 30 years. The leases provide for a fixed minimum base rent during the initial and renewal periods. Most of the leases provide for annual fixed rent increases or increases based on consumer price indices over the term of the lease. In addition, certain of our leases provide for additional rent through revenue participation (as defined in the lease agreement) in incremental revenues generated by the facilities over a defined base period effective at various times during the term of the lease. Each lease is a triple net lease which requires the lessee to pay additional charges including all taxes, insurance, assessments, maintenance and repair (capital and non-capital expenditures) and other costs necessary in the operation of the facility. Many of the leases contain renewal options and one contains a limited period option that permits the operator to purchase the property.

Mortgage Loans

     At December 31, 2003, we had 37 mortgage loans secured by first mortgages on 30 skilled nursing properties with a total of 3,681 beds and eight assisted living properties with a total of 369 units located in 19 states. At December 31, 2003, these mortgage loans had interest rates ranging from 9.5% to 12.6% and maturities ranging from 2004 to 2018. In addition, the loans may contain guarantees, provide for facility fees and generally have 25-year amortization schedules. The majority of the mortgage loans provide for annual increases in the interest rate based upon a specified increase of 10 to 25 basis points.

     In general, the mortgage loans may not be prepaid except in the event of the sale of the collateral property to a third party that is not affiliated with the borrower, although partial prepayments (including the prepayment premium) are often permitted where a mortgage loan is secured by more than one property upon the sale of one or more, but not all, of the collateral properties to a third party which is not an affiliate of the borrower. The terms of the mortgage loans generally impose a premium upon prepayment of the loans depending upon the period in which the prepayment occurs, whether such prepayment was permitted or required, and certain other conditions such as upon the sale of the property under a pre-existing purchase option, destruction or condemnation, or other circumstances as approved by us. On certain loans, such prepayment amount is based upon a percentage of the then outstanding balance of the loan, usually declining ratably each year. For other loans, the prepayment premium is based on a yield maintenance formula. In addition to a lien on the mortgaged property, the loans are generally secured by certain non-real estate assets of the properties and contain certain other security provisions in the form of letters of credit, pledged collateral accounts, security deposits, cross-default and cross-collateralization features and certain guarantees.

REMIC Certificates

     As of December 31, 2003, the outstanding certificate principal balance and the weighted average pass-through rate for the senior REMIC certificates (all held by outside third parties) were $150 million and 7.1%. As of December 31, 2003, the carrying value of the subordinated REMIC certificates held by us was $62 million. The effective yield on the subordinated REMIC certificates held by us, based on expected future cash flows discounted to give effect to potential risks associated with prepayments and credit losses was 15.4% at December 31, 2003.

     The REMIC certificates we retain are subordinate in rank and right of payment to the REMIC certificates sold to third-party investors and as such would bear the first risk of loss in the event of an impairment to any of the underlying mortgages. The REMIC certificates are collateralized by three pools consisting of 69 first mortgage loans secured by 103 skilled nursing properties. The mortgage loans underlying the REMIC certificates generally have 25-year amortization schedules with final maturities due from 2004 to 2028, unless prepaid prior thereto. Distributions on any of the REMIC certificates will depend, in large part, on the amount and timing of payments, collections, delinquencies and defaults with respect to mortgage loans represented by the REMIC certificates, including the exercise of certain purchase options under existing property leases or the sale of the mortgaged properties. Each of the mortgage loans securing the REMIC certificates contains similar prepayment and security provisions as our mortgage loans.

     As part of the REMIC transactions, we serve as the sub-servicer and, in such capacity, are responsible for performing substantially all of the servicing duties relating to the mortgage loans represented by the REMIC certificates. We receive monthly fees equal to a fixed percentage of the then outstanding mortgage loan balance in the REMIC, which in our opinion, represent currently prevailing terms for similar transactions. In addition, we will act as the special servicer to restructure any mortgage loans in the REMIC that default.

OUR STRATEGY

     Our primary objectives are to sustain and enhance stockholder equity value and provide current income for distribution to stockholders through real estate investments in long-term care properties and other health care related properties managed by experienced operators. To meet these objectives, we attempt to invest in properties or in mortgages that provide opportunity for additional value and current returns to our stockholders and to diversify our investment portfolio by geographic location, operator and form of investment.

•	For investments in skilled nursing properties, we favor low cost per bed opportunities, whether in fee simple properties or in mortgages. Thus, the average per bed cost of our owned skilled nursing properties is approximately $27,000 per bed while that of our mortgages is approximately $16,000 per bed.

•	For assisted living investments we have attempted to diversify our portfolio both geographically and across product levels. Thus, we believe that although the majority of our investments are in affordably priced units, our portfolio also includes a significant number of upscale units in appropriate markets with certain operators.

•	As skilled nursing facilities reimbursement cuts have created cost and pricing pressures in that industry, we have tended to emphasize fee simple investments in the assisted living sector where we believe properties tend to be both newer and less dependent, if at all, on any government reimbursement.

RISK FACTORS

     You should carefully consider the risks described below and in the applicable prospectus supplement before making an investment decision in our company. The risks and uncertainties described below and therein are not the only ones facing our company and there may be additional risks that we do not presently know of or that we currently consider immaterial. Other important factors are identified in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus, including factors identified under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in the other documents incorporated by reference into this prospectus. All of these risks could adversely affect our business, financial condition, results of operations and cash flows. As a result, our ability to pay dividends on, and the market price of, our equity securities may be adversely affected if any of such risks are realized.

     Our expected results may not be achieved, and actual results may differ materially from our expectations.

     Our failure to achieve expected results may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	compliance with and changes to regulations and payment policies within the health care industry;

•	changes in financing terms;

•	competition within the health care and senior housing industries; and

•	changes in federal, state and local legislation.

Recently enacted tax legislation could have an adverse effect on the market price of our equity securities.

     On May 28, 2003, President Bush signed into law legislation that, for individual taxpayers, will generally reduce the tax rate on corporate dividends to a maximum of 15% for tax years 2003 to 2008. REIT dividends generally will not qualify for this reduced tax rate because a REIT’s income generally is not subject to corporate level tax. This law could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs and could have an adverse effect on the market price or our equity securities.

A failure to maintain or increase our dividend could reduce the market price of our stock.

     During calendar 2002 we paid a quarterly dividend of $.10 per common share of stock. During calendar 2003, we paid a $.10 dividend in the first quarter, a $.15 dividend in the second and third quarter and a $.25 dividend in the fourth quarter on our common stock. The ability to maintain or raise our common dividend is dependent, to a large part, on growth of funds from operations. This growth in turn depends upon increased revenues from additional investments and loans, rental increases and mortgage rate increases.

At times, we may have limited access to capital which will slow our growth.

     A REIT is required to make dividend distributions and retains little capital for growth. As a result, a REIT is required to grow through the steady investment of new capital in real estate assets. Presently, we believe capital is readily available to us. However, there will be times when we will have limited access to capital from the equity and/or debt markets. During such periods, virtually all of our available capital will be required to meet existing commitments and to reduce existing debt. We may not be able to obtain additional equity or debt capital or dispose of assets on favorable terms, if at all, at the time we require additional capital to acquire health care properties on a competitive basis or meet our obligations.

Income and returns from health care facilities can be volatile.

     The possibility that the health care properties in which we invest will not generate income sufficient to meet operating expenses, will generate income and capital appreciation, if any, at rates lower than those anticipated or will yield returns lower than those available through investments in comparable real estate or other investments are additional risks of investing in health care related real estate. Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation (such as zoning laws and government payment), general or local economic conditions (such as fluctuations in interest rates and employment conditions), the available local supply of and demand for improved real estate, a reduction in rental income as the result of an inability to maintain occupancy levels, natural disasters (such as earthquakes and floods) or similar factors.

We depend on lease income and mortgage payments from real property.

     Since a substantial portion of our income is derived from mortgage payments and lease income from real property, our income would be adversely affected if a significant number of our borrowers or lessees were unable to meet their obligations to us or if we were unable to lease our properties or make mortgage loans on economically favorable terms. There can be no assurance that any lessee will exercise its option to renew its lease upon the expiration of the initial term or that if such failure to renew were to occur, we could lease the property to others on favorable terms.

We rely on a few major operators.

     Assisted Living Concepts, Inc. (or ALC) leases 37 assisted living properties with a total of 1,434 units owned by us representing approximately 12.6%, or $72.5 million, of our total assets. In October 2001, ALC filed for reorganization under Chapter 11 of the federal bankruptcy laws. The filing was pre-negotiated with sufficient debt holders to allow ALC to reorganize its debt and equity and emerge from bankruptcy as of 12:01 a.m. on January 1, 2002. At the request of our Board of Directors, we agreed to reduce total rents under the 37 leases by $0.9 million a year, beginning January 1, 2002. Our Chairman, CEO and President, Mr. Andre C. Dimitriadis, became a Board member of ALC as of January 1, 2002.

     ALC is a publicly traded company, and as such is subject to the filing requirements of the Securities and Exchange Commission.

     Alterra Healthcare Corporation (or Alterra) leases 35 assisted living properties with a total of 1,416 units owned by us representing approximately 12.4%, or $71.3 million, of our total assets at December 31, 2003. Alterra announced on January 22, 2003 that it had filed a voluntary petition with the U.S. Bankruptcy Court for the District of Delaware to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Alterra’s Plan of Reorganization was approved in November 2003 and Alterra emerged from bankruptcy in December 2003 as a non-publicly traded company. All of our leases with Alterra were assumed, without change, by the reorganized Alterra.

     Our financial position and ability to make distributions may be adversely affected by further financial difficulties experienced by ALC and Alterra or any of our other lessees and borrowers, including additional bankruptcies, inability to emerge from bankruptcy, insolvency or general downturn in business of any such operator, or in the event any such operator does not renew and/or extend its relationship with us or our borrowers when it expires.

Our borrowers and lessees face competition in the health care industry.

     The long-term care industry is highly competitive and we expect that it may become more competitive in the future. Our borrowers and lessees are competing with numerous other companies providing similar long-term care services or alternatives such as home health agencies, hospices, life care at home, community-based service programs, retirement communities and convalescent centers. There can be no assurance that our borrowers and lessees will not encounter increased competition in the future which could limit their ability to attract residents or expand their businesses and therefore affect their ability to make their debt or lease payments to us.

The health care industry is heavily regulated by the government.

     Our borrowers and lessees who operate health care facilities are subject to extensive regulation by federal, state and local governments. This includes, among others, state licensure, Medicare and Medicaid certification, health care professional licensure requirements, building code and zoning laws, requirements on the submission of claims to third party payers, patient privacy requirements, and laws governing financial arrangements among health care entities. Our borrowers and lessees are also required to comply with various privacy, claims submission and security standards mandated by the Health Insurance Portability and Accountability Act of 1996. These laws and regulations are subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. These changes may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of these changes cannot be predicted. The failure of any borrower of funds from us or lessee of any of our properties to comply with such laws, requirements and regulations could affect its ability to operate its facility or facilities and could adversely affect such borrower’s or lessee’s ability to make debt or lease payments to us.

Our borrowers and lessees rely on government and third party reimbursement.

     The ability of our borrowers and lessees to generate revenue and profit determines the underlying value of that property to us. Revenues of our borrowers and lessees are generally derived from payments for patient care. Sources of such payments include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans, health maintenance organizations, preferred provider arrangements, self-insured employers, as well as the patients themselves.

     A significant portion of the revenue of our borrowers and lessees is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. Because of significant health care costs paid by such government programs, both federal and state governments have adopted and continue to consider various health care reform proposals to control health care costs. In recent years, there have been fundamental changes in the Medicare program that resulted in reduced levels of payment for a substantial portion of health care services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients, and several states have reduced, or are considering reducing, nursing facility payment rates. Moreover, health care facilities have experienced increasing pressures from private payors attempting to control health care costs, and reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors.

     Governmental and public concern regarding health care costs may result in significant reductions in payment to health care facilities, and there can be no assurance that future payment rates for either governmental or private payors will be sufficient to cover cost increases in providing services to patients. Any changes in reimbursement policies which reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could adversely affect revenues of our borrowers and lessees and thereby adversely affect those borrowers’ and lessees’ abilities to make their debt or lease payments to us. Failure of the borrowers or lessees to make their debt or lease payments would have a direct and material adverse impact on us.

     On August 4, 2003, Centers for Medicare & Medicaid Services, commonly known as CMS, published a final rule announcing that it will implement a 3.0% market basket increase in skilled nursing facility prospective payment system, (or PPS) rates for fiscal year 2004, which began October 1, 2003. In addition, the rule adjusted fiscal year 2004 rates by an additional 3.26% to reflect cumulative forecast errors since the start of the skilled nursing facility prospective payment system on July 1, 1998.

Congress and the states have enacted health care reform measures.

     The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs. While the Bush Administration has proposed expanded funding for Medicare prescription drug coverage, it has stated that it intends to offset the cost of this benefit in part from savings from overpayments to other Medicare providers. In addition, the Medicare Payment Advisory Commission, known as the MedPAC, an independent federal body established to advise Congress on issues affecting the Medicare program, recommended in a March 2003 report that Congress adopt additional reductions in skilled nursing facility reimbursement. While the MedPAC recommendations are not binding on Congress, they may affect congressional consideration of future Medicare reimbursement legislation. In June 2003, the U.S. House of Representatives and Senate adopted separate Medicare reform bills, neither of which would reduce Medicare skilled nursing facility rates. Nevertheless, no assurances can be given that legislation ultimately enacted by Congress, if any, would not reduce Medicare reimbursement to skilled nursing facilities or result in additional costs for operators of skilled nursing facilities.

     For instance, the Balanced Budget Act of 1997 enacted significant changes to the Medicare and Medicaid programs designed to modernize payment and health care delivery systems while achieving substantial budgetary savings. In seeking to limit Medicare reimbursement for long term care services, Congress established the prospective payment system for skilled nursing facility services to replace the cost-based reimbursement system. Skilled nursing facilities needed to restructure their operations to accommodate the new Medicare prospective payment system reimbursement. Since the skilled nursing facility prospective payment system was enacted, several publicly held operators of long-term care facilities and at least two publicly held operators of assisted living facilities have filed for reorganization under Chapter 11 of the federal bankruptcy laws. While certain long-term care operators and both assisted living operators have emerged from bankruptcy, during their reorganizations and in some instances subsequent thereto, they reduced their operations by rejecting leases and/or defaulting on loans resulting in properties being returned to lessors or lenders. There can be no assurances given that the remainder of 2004 and future years will not include additional bankruptcies of skilled nursing and assisted living operators.

     More recently, on December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173). In addition to providing expanded Medicare prescription drug coverage, the new act modifies Medicare payments to a variety of health care providers. With respect to skilled nursing facilities, the new act provides a temporary 128 percent increase in the Medicare PPS payment for skilled nursing facility residents with acquired immune deficiency syndrome, applicable to services furnished on or after October 1, 2004. In addition, President Bush’s fiscal year 2005 proposed budget indicates that temporary increases in Medicare payment for certain high-cost skilled nursing facility patients now in effect will continue through fiscal year 2005. Nevertheless, there can be no assurances that future legislation or regulations will not reduce Medicare reimbursement for skilled nursing facility services. In fact, the Medicare Payment Advisory Commission, known as the MedPAC, an independent federal body established to advise Congress on issues affecting the Medicare program, recommended in a March 2004 report that Congress provide no Medicare reimbursement update for skilled nursing facilities in fiscal year 2005, and that CMS develop a new patient classification system for the skilled nursing facility prospective payment system. Until such a new classification system is developed, MedPAC recommends certain reallocation of payments from rehabilitation payment groups to other patient groups. While the MedPAC recommendations are not binding on Congress, they may affect congressional consideration of future Medicare reimbursement legislation.

     In addition, comprehensive reforms affecting the payment for and availability of health care services have been proposed at the federal and state levels and major reform proposals have been adopted by certain states. Congress and state legislatures can be expected to continue to review and assess alternative health care delivery systems and payment methodologies. Changes in the law, new interpretations of existing laws, or changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by the government and other third party payors.

     Moreover, many states are facing significant budget shortfalls, and most states are taking steps to implement cost controls within their Medicaid programs. According to a September 2003 report by the Kaiser Commission on Medicaid and the Uninsured, nursing home rates were cut or frozen in 17 states in fiscal 2003 and in 19 states in fiscal 2004. On the other hand, nursing homes were the provider group most likely to be given a rate increase in both years, with increases in 33 states in fiscal 2003 and in 29 states in fiscal 2004; these increases often are mandated by state statutory funding formulas. States may be further challenged in June 2004 when temporary aid to states enacted in the May 2003 Jobs and Growth Reconciliation Tax Act expires; $10 billion of the $20 billion in temporary assistance was earmarked for state Medicaid programs. President Bush has advocated further restrictions in federal funding for the Medicaid program as part of his proposed fiscal year 2005 budget. However, in light of forthcoming regulations and continuing state and federal Medicaid program reform efforts and budget cuts, no assurance can be given that future Medicaid policy developments or the implementation of such regulations and reform will not have a material adverse effect on our financial condition or results of operations.

We could incur more debt.

     We operate with a policy of incurring debt when, in the opinion of our directors, it is advisable. We may incur additional debt by issuing debt securities in a public offering or in a private transaction. Accordingly, we could become more highly leveraged. The degree of leverage could have important consequences to stockholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

A failure to reinvest cash available to us could adversely affect our future revenues and our ability to increase dividends to stockholders; there is considerable competition in our market for attractive investments.

     From time to time, we will have cash available from (1) proceeds of sales of shares of securities, (2) proceeds from new debt issuances, (3) principal payments on our mortgages and other investments, (4) sale of properties, and (5) funds from operations. We may reinvest this cash in health care investments in accordance with our investment policies, repay outstanding debt or invest in qualified short-term investments. We compete for real estate investments with a broad variety of potential investors. The competition for attractive investments negatively affects our ability to make timely investments on acceptable terms. Delays in acquiring properties or making loans will negatively impact revenues and perhaps our ability to increase distributions to our stockholders.

Our failure to qualify as a REIT would have serious adverse consequences to our stockholders.

     We intend to operate so as to qualify as a REIT under the Code. We believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1992. However, it is possible that we have been organized or have operated in a manner which would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify. Qualification as a REIT requires us to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating annually at least 90% (95% for taxable years ending prior to January 1, 2001) of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains). Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. However, we are not aware of any pending tax legislation that would adversely affect our ability to operate as a REIT.

     If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to stockholders.

Our properties are subject to licensing, certification and accreditation.

     In addition to the requirements to be met by skilled nursing facilities for participation in the Medicare and Medicaid programs, skilled nursing facilities are subject to regulatory and licensing requirements of federal, state and local authorities. We have no direct control over our borrowers’ or tenants’ ability to meet the numerous state and federal regulatory requirements. If a borrower or tenant does not continue to meet all regulatory requirements, such borrower or tenant may lose its ability to provide or bill for health care services. If we cannot attract another health care provider on a timely basis or on acceptable terms, our revenues would be adversely impacted. In addition, our properties are special purpose properties that may not be easily adaptable to uses unrelated to health care. Transfers of operations of health care facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate.

Our remedies may be limited when mortgage loans default.

     To the extent we invest in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, we may have to foreclose on the property underlying the mortgage or protect our interest by acquiring title to a property and thereafter make substantial improvements or repairs in order to maximize the property’s investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If a borrower seeks bankruptcy protection, the Bankruptcy Court may impose an automatic stay that would preclude us from enforcing foreclosure or other remedies against the borrower. Relatively high “loan to value” ratios and declines in the value of the property may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

Investments in commercial mortgage backed securities are subject to real estate risks relating to the underlying properties.

     We retain subordinated portions of the REMIC Certificates issued in our securitizations. These REMIC Certificates are a form of mortgage backed securities and as such, we are subject to the same risks associated with investing directly in the underlying mortgage loans. This is especially true in our case due to the nature of the collateral properties securing the underlying mortgages in our securitizations. All of these properties are special purpose properties used for the delivery of long-term care services. Any risks associated with investing in these types of properties could impact the value of our investment in the REMIC Certificates we retain.

Investments in commercial mortgage-backed securities are subject to risks associated with prepayment of the underlying mortgages.

     As with many interest bearing mortgage-backed instruments, prepayments of the underlying mortgages may expose us to the risk that an equivalent rate of return is not available in the current market and that new investment of equivalent risk will have lower rates of return. Certain types of investments in commercial mortgage-backed securities may be interest only securities which expose the holder to the risk that the underlying mortgages may prepay at a faster rate than anticipated at acquisition. Faster than anticipated prepayments may cause the investment in interest only commercial mortgage-backed securities to have a lower than anticipated rate of return and could result in a loss of the initial investment under extreme prepayment scenarios.

Subordinated securities may not be repaid upon default.

     We invest in subordinated tranches of commercial mortgage backed securities (our retained REMIC Certificates). In general, subordinated tranches of commercial mortgage backed securities are entitled to receive repayment of principal only after all principal payments have been made on more senior tranches and also have subordinated rights as to receipt of interest distributions. In addition, an active secondary market for such subordinated securities is not as well developed as the market for other mortgage backed securities. Accordingly, such subordinated commercial mortgage backed securities may have limited marketability and there can be no assurance that a more efficient secondary market will develop.

We are subject to risks and liabilities in connection with properties owned through limited liability companies and partnerships.

     We have ownership interests in limited liability companies and/or partnerships. We may make additional investments through these ventures in the future. Partnership or limited liability company investments may involve risks such as the following:

•	our partners or co-members might become bankrupt (in which event we and any other remaining general partners or members would generally remain liable for the liabilities of the partnership or limited liability company);

•	our partners or co-members might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals;

•	our partners or co-members may be in a position to take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT; and

•	agreements governing limited liability companies and partnerships often contain restrictions on the transfer of a member’s or partner’s interest or “buy-sell” or other provisions which may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms.

     We will, however, generally seek to maintain sufficient control of our partnerships and limited liability companies to permit us to achieve our business objectives. Our organizational documents do not limit the amount of available funds that we may invest in partnerships or limited liability companies. The occurrence of one or more of the events described above could have a direct and adverse impact on us.

Certain provisions of Maryland law and our Charter and Bylaws could hinder, delay or prevent changes in control.

     Certain provisions of Maryland law, our Charter and our bylaws, as well as our stockholder rights plan, until its expiration on April 1, 2004, have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control. These provisions include the following:

     Classified Board of Directors, Number of Directors, Board Vacancies, and Term of Office. We may, in the future, elect by resolution of our Board of Directors or an amendment to our bylaws, to be subject to certain provisions of Maryland law which divide the board of directors into three classes with staggered terms of office of three years each, vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies. The classification and staggered terms of office of directors make it more difficult for a third party to gain control of a board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to affect a change in a majority of the board of directors.

     Stockholder Requested Special Meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than 25% of all the votes entitled to be cast by the stockholders at such meeting. However, we may in the future, elect by resolution of our Board of Directors or an amendment to our bylaws, to be subject to certain provisions of Maryland law which require that special meetings of stockholders may only be called by the stockholders upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. These provisions of Maryland law, like those referred to above, are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary.

     Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any annual meeting of stockholders. These bylaw provisions limit the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws – Advance Notice of Director Nominations and New Business.”

     Preferred Stock. Under our Charter, our Board of Directors has authority to issue Preferred Stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of Preferred Stock, all without approval of our stockholders. The issuance of additional shares of Preferred Stock could adversely impact the voting power of the holders of the Common Stock and could have the effect of delaying or preventing a change in control or other corporate action.

     Duties of Directors with Respect to Unsolicited Takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

     Ownership Limit. In order to preserve our status as a REIT under the Code, our Charter generally prohibits any single stockholder from constructively or beneficially owning more than 9.8% of our outstanding Common Stock, or more than 9.8% of the outstanding shares of any class or series of our stock other than our Common Stock, unless and to the extent which our Board of Directors decides to waive or modify this ownership limit with respect to any stockholder.

     Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of Maryland corporation. Our Board of Directors has not exempted us from this statute. Consequently, unless our Board of Directors adopts an exemption from this statute in the future, the Maryland Business Combination Act will be applicable to business combinations between our company and other persons. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws – Business Combinations.”

     Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the vote eligible to cast on the matter under the Maryland Control Share Acquisition Act. “Control Shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     If voting rights or control shares acquired in a control share acquisition are not approved at a stockholder’s meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholder’s meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws – Control Share Acquisitions.”

     Stockholder Rights Plan. In May 2000, we adopted a Stockholder Rights Plan (or Rights Plan) designed to discourage any potential acquirer from acquiring more than 15% of our outstanding Common Stock since, upon this type of acquisition without approval of our Board of Directors, all other common stockholders would have the right to purchase a specified amount of Common Stock at a substantial discount from market price. On March 18, 2004, our Board of Directors approved an amendment to our Rights Plan whereby the Rights Plan will expire on April 1, 2004 and be of no further effect from such date. Our Rights Plan is an exhibit to the registration statement for our Series D Junior Participating Preferred Stock (or Series D Preferred Stock), and therefore is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general business purposes, which may include, among other things, the repayment of indebtedness, the development and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in our portfolio and the redemption of our Series C Preferred Convertible Stock.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and Preferred Stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and Preferred Stock dividends was computed by dividing earnings by our combined fixed charges and Preferred Stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations before minority interest plus fixed charges. “Fixed charges” consists of interest on all indebtedness and the amortization of debt issue costs.

	Year ended December 31,
	1999	2000	2001	2002	2003
Consolidated ratio of earnings to fixed charges (unaudited)	2.20	2.06	1.33	1.79	1.90
Consolidated ratio of earnings to combined fixed charges and Preferred Stock dividends (unaudited)	1.32	1.34	0.79	1.07	1.08

     We issued 3,080,000 shares of 9.5% Series A Cumulative Preferred Stock in March 1997, 2,000,000 shares of 9.0% Series B Cumulative Preferred Stock in December 1997, 2,000,000 shares of 8.5% Series C Cumulative Convertible Preferred Stock in September 1998 and 2,200,000 shares of 8.5% Series E Cumulative Convertible Preferred Stock in September 2003. During 2001, the total dollar amount of the deficiency in the consolidated ratio of earnings to combined fixed charges and Preferred Stock dividends was $10.8 million.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our Preferred Stock, par value $0.01 per share, in one or more series;

•	shares of our Common Stock, par value $0.01 per share; and

•	units consisting of any combination of the foregoing securities.

     The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

     Pursuant to our Articles of Amendment and Restatement, as amended and supplemented to date, and referred to in this prospectus as our “Charter,” we are authorized to issue 50,000,000 shares of all classes of stock, each share having a par value of $0.01 of which 35,000,000 shares are Common Stock and 15,000,000 shares are Preferred Stock. Of our Preferred Stock as of December 31, 2003, we had designated 3,080,000 shares as 9.5% Series A Cumulative Preferred Stock (or Series A Preferred Stock), 2,000,000 shares as 9.0% Series B Cumulative Preferred Stock (or Series B Preferred Stock), 2,000,000 shares as 8.5% Series C Cumulative Convertible Preferred Stock, 40,000 shares as Series D Preferred Stock and 2,200,000 shares as of 8.5% Series E Cumulative Convertible Preferred Stock (or Series E Preferred Stock) and as of February 27, 2004, we had designated and issued 4,000,000 shares of 8% Series F Cumulative Preferred Stock (or Series F Preferred Stock).

     As of December 31, 2003, 17,807,051 shares of Common Stock and 3,064,200, 1,988,000, 2,000,000 and 2,200,000 shares of Series A, Series B, Series C and Series E Preferred Stock, respectively were outstanding. There were no shares of Series D Preferred Stock outstanding. On December 31, 2003, and February 24, 2004, we announced the redemption of 1,225,680 shares and 1,838,520 shares, respectively of our Series A Preferred Stock. On March 1, 2004, we announced the redemption of 1,988,000 shares of our Series B Preferred Stock.

     The redemption dates of the Series A Preferred Stock was January 30, 2004 for the 1,225,680 shares and is March 25, 2004 for the 1,838,520 shares.

     The redemption date of the Series B Preferred Stock is March 31, 2004.

     Subsequent to March 31, 2004, we intend to file Articles Supplementary to effect the reclassification and re-designation of 3,080,000 shares of Series A Preferred Stock and 2,000,000 shares of Series B Preferred Stock to authorized but unclassified and unissued preferred stock.

     On March 18, 2004, our Board of Directors amended the Rights Plan, whereby the Rights Plan will expire on April 1, 2004, and be of no further effect from such date. In connection therewith, our Board of Directors also authorized the filing of Articles Supplementary on or after April 1, 2004, to effect the reclassification and re-designation of our Series D Preferred Stock to authorized but unclassified and unissued preferred stock.

     Following such actions, we currently expect that on or about April 1, 2004, pursuant to our Charter, of our total authorized Preferred Stock, we will have classified and designated 2,000,000 shares as Series C Preferred Stock, 2,200,000 as Series E Preferred Stock and 4,000,000 shares as Series F Preferred Stock, leaving 6,800,000 shares of authorized but unclassified and unissued preferred stock.

     Our Common Stock is listed on the New York Stock Exchange under the symbol “LTC.” Until redeemed, our Series A Preferred Stock is listed on the New York Stock Exchange under the symbol “LTC PrA” and our Series B Preferred Stock is listed on the New York Stock Exchange under the symbol “LTC PrB.” We will terminate the listing of the Series A Preferred Stock and Series B Preferred Stock on the New York Stock Exchange following redemption. Our Series E Preferred Stock and Series F Preferred Stock are listed on the New York Stock Exchange under the symbols “LTC PrE” and “LTC PrF,” respectively. Our Series C Cumulative Convertible Preferred Stock is owned by one holder and is not listed on any exchange. We may apply to list the securities which are offered and sold hereunder, as described in the prospectus supplement relating to such securities.

DESCRIPTION OF DEBT SECURITIES

     The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities may be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. We currently have no debt securities outstanding. The statements made in this prospectus relating to any indentures and the debt securities to be issued under any indentures are summaries of certain anticipated provisions of the indentures and are not complete.

GENERAL

     We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities.

     We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

     We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

     We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special US federal income tax, accounting and other considerations applicable to original issue discount securities.

     Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

     Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

     If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

     You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

     The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Under any indenture, we would be generally permitted to consolidate or merge with another company. We would be also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we would not be able to take any of these actions unless the following conditions are met:

•	if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

CERTAIN COVENANTS

     Existence. Except as permitted as described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

     Provisions Of Financial Information. Whether or not we remain required to do so under the Exchange Act, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

     Additional Covenants. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

EVENTS OF DEFAULT AND RELATED MATTERS

     Events Of Default. The term “event of default” for any series of debt securities may mean any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•	We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

•	We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

•	We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.

     Remedies If An Event Of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

     The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

     Except in cases of default, where the trustee has some special duties, the trustee would not be required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

     However, you would be entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

     Every year we would furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MODIFICATION OF AN INDENTURE

     There are three types of changes we may be able to make to the indentures and the debt securities:

     Changes Requiring Your Approval. First, there are changes we could not make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

•	modify any of the foregoing provisions.

     Changes Requiring A Majority Vote. The second type of change to an indenture and the debt securities is the kind that would require a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We would require the same vote to obtain a waiver of a past default. However, we could not obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “—Changes Requiring Your Approval” unless we obtained your individual consent to the waiver.

     Changes Not Requiring Approval. The third type of change would not require any vote by holders of debt securities. This type would be limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

     Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under “—Discharge, Defeasance and Covenant Defeasance—Full Defeasance.” For original issue discount securities, we would use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Discharge. We may be able to discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

     Full Defeasance. We may, under particular circumstances, affect a full defeasance of your series of debt securities. By this we mean we could legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or US government or US government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	the current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

     If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

     Covenant defeasance. Under current federal income tax law, we could make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

     If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

     If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

SUBORDINATION

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

GUARANTEES

     Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

GLOBAL SECURITIES

     If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

GENERAL

     The following description of our Common Stock sets forth certain general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion of our debt securities or our Preferred Stock or upon the exercise of Common Stock warrants issued by us. The statements below describing our Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter and bylaws.

     Holders of our Common Stock will be entitled to receive dividends when, as and if authorized by our Board of Directors and declared by us, out of assets legally available therefore. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our Preferred Stock. Upon our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding Preferred Stock.

     Our Common Stock will possess voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of our Common Stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which mean they have no right to acquire any additional shares of Common Stock that may be issued by us at a subsequent date. Our Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

     Under Maryland law and our Charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of our Common Stock may be made only if, after giving effect to the distribution, we are able to pay our indebtedness as it becomes due in the usual course of business and our total assets are greater than our total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of our Common Stock and we can pay our debts as they become due. We have complied with these requirements in all of our prior distributions to holders of our Common Stock.

     Up until April 1, 2004, when our Rights Plan expires, each outstanding share of our Common Stock is accompanied by a right to purchase one one-thousandth of a share of our Series D Preferred Stock, at the price of $16, subject to certain anti-dilution adjustments. We have designated and reserved 40,000 shares of our Preferred Stock as Series D Preferred Stock for issuance upon exercise of the rights. On or about April 1, 2004, we will file Articles Supplemental to effect the reclassification and re-designation of our Series D Preferred Stock to authorized but unclassified and unissued preferred stock. While they exist such rights could have the effect of delaying, deterring or preventing a change in our control. The purchase rights and the Series D Preferred Stock are more fully discussed below under the caption “Share Purchase Rights.” For a description of other provisions of our Charter and bylaws that could have the effect of delaying, deterring or preventing a change in our control, please see “Certain Provisions of Maryland Law and Our Charter and Bylaws” below.

     The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock which are outstanding or which we may designate and issue in the future. See “Description of Our Preferred Stock” below.

SHARE PURCHASE RIGHTS

     On May 2, 2000, our Board of Directors adopted the shareholder Rights Plan, commonly referred to as a “poison pill,” which authorized the issuance of one preferred share purchase right for each outstanding share of Common Stock. Under certain conditions, each right may be exercised to purchase one one-thousandth of a share of our Series D Preferred Stock, for $16, subject to certain antidilution adjustments. The number of rights outstanding and Series D Preferred Stock issuable upon exercise, as well as the Series D Preferred Stock purchase price, is subject to customary antidilution adjustments.

     The rights were to expire on May 24, 2010. However, on March 18, 2004, our Board of Directors approved an amendment to the Rights Plan whereby the Rights Plan will expire on April 1, 2004 and be of no further effect as of such date.

     Before expiration, the rights are evidenced by the certificates for shares of our Common Stock, and in general are not transferable apart from our Common Stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for 15% or more of our outstanding Common Stock, or the occurrence of other events as specified in a rights agreement between us and Harris Trust & Savings Bank, as rights agent. Under certain conditions as specified in the rights agreement, including but not limited to, the acquisition by a party of 15% or more of our outstanding Common Stock, or the acquisition of us in a merger or other business combination, each holder of a right (other than an acquiring person, whose rights will be void) will receive upon its exercise and payment of the exercise price that number of shares of our Common Stock, or the Common Stock of the other party, as applicable, having a market value of $32 based on the market price of the other party’s stock prior to such merger.

     Until they are exercised, their holder will have no rights as a stockholder. At our option, the rights may be redeemed in whole at a price of $.001 per right any time prior to becoming exercisable. In general, we may also exchange the rights at a ratio of one share of our Common Stock per right after becoming exercisable but prior to any party acquiring 50% or more of the outstanding shares of our Common Stock.

     Series D Preferred Stock issuable upon exercise of the rights will not be redeemable. Each share of Series D Preferred Stock if issued:

•	will entitle holders to quarterly dividend payments of $.001 per share, or an amount equal to the dividend paid on one share of our Common Stock, whichever is greater;

•	will entitle holders to, upon liquidation either to receive $.10 per share or an amount equal to the payment made on one share of our Common Stock, whichever is greater;

•	will have the same voting power as one share of our Common Stock; and

•	If shares of our Common Stock are exchanged via merger, consolidation, or a similar transaction, will entitle holder to a per share payment equal to the payment made on one share of our Common Stock.

     In furtherance of the amendment and elimination of the Rights Plan, On March 18, 2004, our Board of Directors also authorized the filing of Articles Supplementary on or after April 1, 2004, to effect the reclassification and designation of our Series D Preferred Stock to authorized but unissued preferred stock.

     While outstanding, the purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price for all of our shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire us on terms not approved by our Board of Directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination.

DESCRIPTION OF OUR PREFERRED STOCK

     Under our Charter, our Board of Directors may from time to time establish and issue one or more classes or series of Preferred Stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

     The following description of our Preferred Stock sets forth certain general terms and provisions of our Preferred Stock to which any prospectus supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter (including the applicable articles supplementary) and bylaws.

GENERAL

     Subject to limitations prescribed by Maryland law and our Charter, our Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our Board of Directors or duly authorized committee thereof. Our Preferred Stock will, when issued, be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

     You should refer to the prospectus supplement relating to the class or series of Preferred Stock offered thereby for specific terms, including:

(1)	The class or series, title and stated value of that Preferred Stock;

(2)	The number of shares of that Preferred Stock offered, the liquidation preference per share and the offering price of that Preferred Stock;

(3)	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that Preferred Stock;

(4)	Whether dividends on that Preferred Stock shall be cumulative or not and, if cumulative, the date from which dividends on that Preferred Stock shall accumulate;

(5)	The procedures for any auction and remarketing, if any, for that Preferred Stock;

(6)	Provisions for a sinking fund, if any, for that Preferred Stock;

(7)	Provisions for redemption, if applicable, of that Preferred Stock;

(8)	Any listing of that Preferred Stock on any securities exchange;

(9)	The terms and conditions, if applicable, upon which that Preferred Stock will be convertible into our Common Stock, including the conversion price (or manner of calculation thereof);

(10)	Any voting rights;

(11)	The relative ranking and preference of the Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up if other than as described in this prospectus;

(12)	Any limitations on issuance of any other series of Preferred Stock ranking senior to or on a parity with the Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up;

(13)	A discussion of certain federal income tax considerations applicable to that Preferred Stock;

(14)	Any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that Preferred Stock and, if convertible, the related Common Stock, in each case as may be appropriate to preserve our status as a REIT; and

(15)	Any other material terms, preferences, rights, limitations or restrictions of that Preferred Stock.

RANK

     Unless otherwise specified in the applicable prospectus supplement, the Preferred Stock will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank:

(1)	Senior to all classes or series of our Common Stock and excess stock and to all of our equity securities the terms of which provide that those equity securities are junior to the Preferred Stock;

(2)	On a parity with all of our equity securities other than those referred to in clauses (1) and (3); and

(3)	Junior to all of our equity securities the terms of which provide that those equity securities will rank senior to it.

     For these purposes, the term “equity securities” does not include convertible debt securities.

DIVIDENDS

     Holders of shares of our Preferred Stock of each class or series shall be entitled to receive, when, as and if authorized by our Board of Directors and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our Board of Directors.

     Dividends on any class or series of our Preferred Stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to authorize a dividend payable on a dividend payment date on any class or series of our Preferred Stock for which dividends are non-cumulative, then the holders of that class or series of our Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series are declared payable on any future dividend payment date.

     Unless otherwise specified in the applicable prospectus supplement, if any shares of our Preferred Stock of any class or series are outstanding, no full dividends shall be authorized or paid or set apart for payment on our Preferred Stock of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Stock of that class or series for any period unless:

(1)	if that class or series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for that payment on the Preferred Stock of that class or series for all past dividend periods and the then current dividend period, or

(2)	If that class or series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for that payment on the Preferred Stock of that class or series.

     Unless otherwise specified in the applicable prospectus supplement, when dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) upon the shares of Preferred Stock of any class or series and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of that class or series, all dividends declared upon shares of Preferred Stock of that class or series and any other class or series of Preferred Stock ranking on a parity as to dividends with that Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share on the Preferred Stock of that class or series and that other class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of that class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that Preferred Stock does not have a cumulative dividend) and that other class or series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of that series that may be in arrears.

     Except as provided in the immediately preceding paragraph or as otherwise provided in the applicable prospectus supplement, unless: (1) if that class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (2) if that class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, then no dividends (other than in our Common Stock or other stock ranking junior to the Preferred Stock of that class or series as to dividends and upon our liquidation, dissolution or winding up) shall be authorized or paid or set aside for payment or other distribution shall be authorized or made upon our Common Stock, excess stock or any of our other stock ranking junior to or on a parity with the Preferred Stock of that class or series as to dividends or upon liquidation, nor shall any Common Stock, excess stock or any of our other stock ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon our liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of that stock) by us (except by conversion into or exchange for other of our stock ranking junior to the Preferred Stock of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     Any dividend payment made on shares of a class or series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that class or series which remains payable.

REDEMPTION

     If the applicable prospectus supplements so states, the shares of Preferred Stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

     The prospectus supplement relating to a class or series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of that Preferred Stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if that Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of that Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that Preferred Stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

     Notwithstanding the foregoing and except as otherwise specified in the applicable prospectus supplement, unless:

(1)	if that class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and

(2)	if that class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

no shares of any class or series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of that class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of that class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of that class or series.

     If fewer than all of the outstanding shares of Preferred Stock of any class or series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in the issuance of any excess Preferred Stock.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice shall state:

(1)	The redemption date;

(2)	The number of shares and class or series of the Preferred Stock to be redeemed;

(3)	the redemption price;

(4)	the place or places where certificates for that Preferred Stock are to be surrendered for payment of the redemption price;

(5)	that dividends on the shares to be redeemed will cease to accrue on that redemption date; and

(6)	the date upon which the holder’s conversion rights, if any, as to those shares shall terminate.

     If fewer than all the shares of Preferred Stock of any class or series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on those shares of Preferred Stock, those shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment shall be made to the holders of any Common Stock, excess stock or any other class or series of our stock ranking junior to that class or series of Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that class or series of Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that class or series of Preferred Stock will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with that class or series of Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of that class or series of Preferred Stock and all other classes or series of stock shall share ratably in that distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of that class or series of Preferred Stock, our remaining assets shall be distributed among the holders of any other classes or series of stock ranking junior to that class or series of Preferred Stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither our consolidation nor merger with or into any other corporation, trust or other entity nor the sale, lease, transfer or conveyance of all or substantially all of our property or business shall be deemed to constitute our liquidation, dissolution or winding up.

VOTING RIGHTS

     Except as set forth below or as otherwise indicated in the applicable prospectus supplement, holders of Preferred Stock will not have any voting rights.

     Whenever dividends on any shares of that class or series of Preferred Stock shall be in arrears for 18 months or six or more quarterly periods, the holders of those shares of that class or series of Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to our Board of Directors (and our entire Board of Directors will be increased by two directors) at a special meeting called by one of our officers at the request of a holder of that class or series of Preferred Stock or, if that special meeting is not called by that officer within 30 days, at a special meeting called by a holder of that class or series of Preferred Stock designated by the holders of record of at least 10% of the shares of any of those classes or series of Preferred Stock (unless that request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until:

(1)	if that class or series of Preferred Stock has a cumulative dividend, then all dividends accumulated on those shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, or

(2)	if that class or series of Preferred Stock does not have a cumulative dividend, then four consecutive quarterly periods of dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (that class or series voting separately as a class),

(1)	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to that class or series of Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up or reclassify any of our authorized stock into those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase those shares; or

(2)	amend, alter or repeal the provisions of the charter in respect of that class or series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that class or series of Preferred Stock; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in the number of authorized shares of that class or series, in each case ranking on a parity with or junior to the Preferred Stock of that class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required shall be effected, all outstanding shares of that class or series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect that redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into Common Stock, debt securities or another series of Preferred Stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Common Stock or those other series of Preferred Stock or the principal amount of debt securities into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of that class or series of Preferred Stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that class or series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     In addition to other qualifications, for us to qualify as a REIT, (1) not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year, and (2) such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     To ensure that we continue to meet the requirements for qualification as a REIT, our Charter, subject to some exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of any class or series of our capital stock in excess of 9.8% (ownership limit) of the number of then outstanding shares of any class or series of our capital stock. Our Board of Directors may waive the ownership limit with respect to a stockholder if evidence satisfactory to the Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in actual or constructive ownership of capital stock by a stockholder in excess of the ownership limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our company being “closely held” within the meaning of section 856(h) of the Code, not withstanding any provisions of our Charter to the contrary, will be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

     Any shares of our capital stock held by a stockholder in excess of the applicable ownership limit become “Excess Shares”. Upon shares of any class or series of capital stock becoming Excess Shares, such shares will be deemed automatically to have been converted into a class separate and distinct from their original class and from any other class of Excess Shares. Upon any outstanding Excess Shares ceasing to be Excess Shares, such shares will be automatically reconverted back into shares of their original class or series of capital stock.

     The holder of Excess Shares will not be entitled to vote the Excess Shares nor will such Excess Shares be considered issued and outstanding for purposes of any stockholder vote or the determination of a quorum for such vote. The Board of Directors, in its sole discretion, may choose to accumulate all distributions and dividends payable upon the Excess Shares of any particular holder in a non-interest bearing escrow account payable to the holder of the Excess Shares upon such Excess Shares ceasing to be Excess Shares.

     In addition, we will have the right to redeem all or any portion of the Excess Shares from the holder at the redemption price, which will be the average market price (as determined in the manner set forth in the Charter) of the capital stock for the prior 30 days from the date we give notice of our intent to redeem such Excess Shares, or as determined by the Board of Directors in good faith. The redemption price will only be payable upon the liquidation of our company and will not exceed the sum of the per share distributions designated as liquidating distributions declared subsequent to the redemption date with respect to unredeemed shares of record of the class from which such Excess Shares were converted. We will rescind the redemption of the Excess Shares in the event that within 30 days of the redemption date, due to a sale of shares by the holder, such holder would not be the holder of Excess Shares, unless such rescission would jeopardize our tax status as a REIT or would be unlawful in any regard.

     Each stockholder will upon demand be required to disclose to us in writing any information with respect to the actual and constructive ownership of shares of our capital stock as our Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The ownership limit may have the effect of precluding the acquisition of control of our company unless the Board of Directors determines that maintenance of REIT status is no longer in our best interests.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

     The following description of certain provisions of Maryland law and of our Charter and bylaws is only a summary. For a complete description, we refer you to Maryland law, our Charter and our bylaws. We have incorporated by reference our Charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

BOARD OF DIRECTORS – NUMBER AND VACANCIES

     Our bylaws provide that the number of our directors shall be six unless a majority of the members of our Board of Directors establishes some other number not less than three and not more than nine. Our Board of Directors is currently comprised of five directors. Our bylaws also provide, that notwithstanding the preceding sentence, upon the occurrence of a default in the payment of dividends on any class or series of our Preferred Stock, or any other event, which would entitle the holders of any class or series of our Preferred Stock to elect additional directors to our Board of Directors, the number of our directors will thereupon be increased by the number of additional directors to be elected by the holders of such class or series of our Preferred Stock (even if the resulting number of directors is more than nine), and such increase in the number of directors shall remain in effect for so long as the holders of such class or series of our Preferred Stock are entitled to elect such additional directors.

     Our bylaws provide that a vacancy on our Board of Directors which arises through the death, resignation or removal of a director or as a result of an increase by our Board of Directors in the number of directors may be filled by the vote of a majority of the remaining directors even if such majority is less than a quorum, and a director so elected by our Board of Directors to fill a vacancy shall serve until the next annual meeting of our stockholders and until his successor shall be duly elected and qualified. Our stockholders may elect a successor to fill a vacancy on our Board of Directors which results from the removal of a director.

REMOVAL OF DIRECTORS

     Under Maryland law, our stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of our directors except in certain circumstances specified in the statute which do not apply.

BUSINESS COMBINATIONS

     Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

     Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

AMENDMENT TO THE CHARTER

     Subject to the provisions of any class or series of our capital stock at the time outstanding, any amendment to our Charter must be approved by our stockholders by the affirmative vote of not less than two thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF LTC PROPERTIES, INC.

     The dissolution of our company must be approved by our stockholders by the affirmative vote of not less than two thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) by, or at the direction of, a majority of the Board of Directors or a duly authorized committee thereof or (ii) by any holder of record (both as of the time notice of such nomination or matter is given by the stockholder as set forth in our bylaws and as of the record date for the annual meeting in question) of any shares of our capital stock entitled to vote at such annual meeting who complies with the notice procedures set forth in our bylaws. Any stockholder, who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

     The business combination provisions and the control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws, until expiration, our Rights Plan and certain other provisions of Maryland law and our Charter and bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest. See “Risk Factors – Certain Provisions of Maryland Law and our Charter and Bylaws as well as Stockholder Rights Plan Could Hinder, Delay Or Prevent Changes in Control.”

CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of the federal income tax considerations to us which are anticipated to be material to purchasers of the securities to which any prospectus supplement may relate. In addition this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current law, is for general information only and is not tax advice. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. The material federal income tax considerations relevant to your ownership of the securities to which any prospectus supplement may relate will be provided in the applicable prospectus supplement relating to the particular securities being offered.

     The information in this section is based on:

•	the Internal Revenue Code (or the Code);

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions,

in each case, as of the date of this prospectus. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion or the desirability of an investment in a REIT relative to other investments. Any change could apply retroactively to transactions preceding the date of the change. Except as described below, we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will not be sustained by a court.

     You are advised to consult any applicable prospectus supplement, as well as your own tax advisor, regarding the tax consequences to you of the acquisition, ownership and sale of the securities to which any applicable prospectus supplement may relate, including the federal, state, local, foreign and other tax consequences.

CERTAIN INCOME TAX CONSIDERATIONS RELATING TO OUR REIT ELECTION

Taxation of a REIT

     We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe that we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 1992. We intend to continue to operate in such a manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified.

     As a condition to the closing of each offering of any securities specified in any prospectus supplement, our tax counsel will render an opinion to the underwriters of that offering to the effect that, commencing with our taxable year beginning January 1, 1992, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation will enable us to meet the requirements for continued qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various factual assumptions relating to our organization and operation, and is conditioned upon certain representations which will be made by us as to factual matters. Our tax counsel will have no obligation to update its opinion subsequent to its date. In addition, this opinion will be based upon our factual representations concerning our business and properties as set forth in this prospectus and any applicable prospectus supplement. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment as discussed in our annual report on Form 10-K for the year ended December 31, 2003 and this prospectus may be changed, perhaps retroactively, by legislative or administrative action at any time.

     If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once at stockholder level when distributed) that generally results from investment in a non-REIT corporation.

     However, we will be subject to federal income tax as follows:

     First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

     Second, under certain circumstances, we may be subject to the alternative minimum tax, if our dividend distributions are less than our alternative minimum taxable income.

     Third, if we have (i) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we may elect to be subject to tax at the highest corporate rate on such income, if necessary to maintain our REIT status.

     Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

     Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability.

     Sixth, if we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Seventh, if we acquire an asset which meets the definition of a built-in gain asset from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and if we subsequently recognize gain on the disposition of such asset during the ten-year period, called the recognition period, beginning on the date on which we acquired the asset, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset over (b) our adjusted basis in such asset, both determined as of the beginning of the recognition period), such gain will be subject to tax at the highest regular corporate tax rate, pursuant to IRS regulations.

     Eighth, if we have taxable REIT subsidiaries, we will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our taxable REIT subsidiaries that would be reduced through reapportionment under certain federal income tax principles in order to more clearly reflect income for the taxable REIT subsidiary.

Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	which would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation;

(4)	which is neither a financial institution; nor, an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (including specified entities); and

(7)	which meets certain other tests, described below, regarding the amount of its distributions and the nature of its income and assets.

     The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6). Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock. Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Sections 9.2 and 9.3 of our Charter provides for restrictions regarding transfer and ownership of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

     We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If despite sending the annual letters, we no not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

Income Tests. There presently are two gross income requirements that we must satisfy to qualify as a REIT:

•	First, at least 75% of our gross income (excluding gross income from “prohibited transactions,” as defined below) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property, or from certain types of temporary investment income.

•	Second, at least 95% of our gross income for each taxable year must be directly or indirectly derived from income that qualifies under the 75% test or from dividends (including dividends from taxable REIT subsidiaries), interest and gain from the sale or other disposition of stock or securities and payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred.

     Cancellation of indebtedness income generated by us is not taken into account in applying the 75% and 95% income tests discussed above. A “prohibited transaction” is a sale or other disposition of property (other than foreclosure property) held for sale to customers in the ordinary course of business. Any gain realized from a prohibited transaction is subject to a 100% penalty tax.

     Rents received by us will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

•	Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

•	For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise “rendered to the occupant for his convenience.”

     For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions, and we may still treat rents received with respect to the property as rent from real property.

     The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are eligible for relief. These relief provisions will be generally available if:

•	Our failure to meet the tests was due to reasonable cause and not due to willful neglect,

•	We attach a schedule of the sources of our income to our return; and

•	Any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which we failed the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability.

     Asset Tests. At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operations), government securities and qualified temporary investments. Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% or either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the 10% vote and value test”). Further, no more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Each of the 10% vote and value test and the 20% and 5% asset tests must be satisfied at the end of any quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

     Investments in Taxable REIT Subsidiaries. For taxable years beginning after December 1, 2000, REITs may own more than 10% or the voting power and value of securities in taxable REIT subsidiaries. At this time, we do not have any taxable REIT subsidiaries.

     Ownership of a Partnership Interest or Stock in a Corporation. We own interests in various partnerships. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the REIT income and asset tests the REIT will be deemed to own its proportionate share of the assets of the partnership, and will be deemed to be entitled to the income of the partnership attributable to such share. The ownership of an interest in a partnership by a REIT may involve special tax risks, including the challenge by the Internal Revenue Service of the allocations of income and expense items of the partnership, which would affect the computation of taxable income of the REIT, and the status of the partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes.

     We also own interests in a number of subsidiaries which are intended to be treated as qualified real estate investment trust subsidiaries. The Code provides that such subsidiaries will be ignored for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and such items of our company. If any partnership or qualified real estate investment trust subsidiary in which we own an interest were treated as a regular corporation (and not as a partnership or qualified real estate investment trust subsidiary) for federal income tax purposes, we would likely fail to satisfy the REIT asset test prohibiting a REIT from owning greater than 10% of the voting power of the stock or value of securities of any issuer, as described above, and would therefore fail to qualify as a REIT. We believe that each of the partnerships and subsidiaries in which we own an interest will be treated for tax purposes as a partnership or qualified real estate investment trust subsidiary, respectively, although no assurance can be given that the Internal Revenue Service will not successfully challenge the status of any such entity.

     Real Estate Mortgage Investment Conduits (or REMIC). A regular or residual interest in a REMIC will be treated as a real estate asset for purposes of the REIT asset tests, and income derived with respect to such interest will be treated as interest on an obligation secured by a mortgage on real property, assuming that at least 95% of the assets of the REMIC are real estate assets. If less than 95% of the assets of the REMIC are real estate assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. All of our REMIC Certificates are secured by real estate assets, therefore we believe that our REMIC interests fully qualify for purposes of the REIT income and asset tests.

     Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders annually in an amount at least equal to:

(1)	the sum of:

(A)	90% of our “real estate investment trust taxable income” (computed without regard to the dividends paid deduction and our net capital gain); and

(B)	90% of the net income, if any (after tax), from foreclosure property; minus

(2)	the excess of certain items of non-cash income over 5% of our real estate investment trust taxable income.

     We must pay these annual distributions in the taxable year to which they relate or in the following year if (1) we pay during January to stockholders of record in either October, November, or December of the prior year or (2) if we elect, declare the dividend before the due date of the tax return (including extensions) and pay on or before the first regular dividend payment date after such declaration.

     Amounts distributed must not be preferential; that is, every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.

     To the extent that we do not distribute all of our net long-term capital gain or distribute at least 90% but less than 100%, of our “real estate investment trust taxable income,” as adjusted, it will be subject to tax on such amounts at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates in the last three months of the calendar year, by the end of the following January) at least the sum of:

(1)	85% of our real estate investment trust ordinary income for such year;

(2)	95% of our real estate investment trust capital gain net income for such year; and

(3)	any undistributed taxable income from prior periods;

we would be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. Any real estate investment trust taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

     We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

     Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will any distributions be required to be made. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to the statutory relief. Failure to qualify for even one year could substantially reduce distributions to stockholders and could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

     State and local taxation. We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business or reside. The state and local tax treatment of our Company may not conform to the federal income tax consequences discussed above.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     The following summary applies to you only if you are a “US stockholder.” A US stockholder is a stockholder of our shares of stock who, for United State federal income tax purposes, is:

•	a citizen or resident alien of the United States;

•	a corporation or partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons, within the meaning of the Code who have the authority to control all substantial decisions of the trust.

     As long as we qualify as a REIT, distributions made to our taxable US stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such US stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year or are designated as unrecaptured §1250 gain distributions, which are taxable at a 25% rate) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 generally will reduce the maximum tax rate applicable to you on capital gains recognized on the sale or other disposition of shares of our stock from 20% to 15%.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 also generally will reduce the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax. Except in limited circumstances, this reduced tax rate will not apply to dividends paid to you by us on shares of our stock, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to shares of our stock held by you that are attributable to (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries, (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year) and (3) distributions by us that we designate as long-term capital gains dividends (except for some distributions taxable to you at a maximum rate of 25%).

     The dividend and capital gains tax rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003 through December 31, 2008. Without future legislative changes, the maximum long-term capital gains and dividend rates discussed above will increase in 2009.

     Distributions in excess of our current and accumulated earnings and profits will not be currently taxable to you to the extent that they do not exceed the adjusted basis of your stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less) assuming you hold the stock as a capital asset. In addition, any distribution declared in October, November or December of any year and payable to you as a stockholder of record on a specified date in any such month, will be treated as both paid by us and received by you on December 31 of the applicable year, provided that we actually pay the distribution during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

     If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on these retained capital gains and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

     We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “-General” and “—Annual Distribution Requirements” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if the shares of our stock are held as a capital asset. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

     Upon the sale or exchange of any shares of our stock to or with a person other than us or a sale or exchange of all shares of our stock (whether actually or constructively owned) with us, you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.

     If we redeem any of your shares in us, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” with respect to you. In applying these tests, there must be taken into account your ownership of all classes of our equity securities (e.g., Common Stock or Preferred Stock). You also must take into account any equity securities that are considered to be constructively owned by you.

     If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

     Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

     Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15% (prior to the effective date of the Jobs and Growth Tax Relief Reconciliation Act of 2003, described below, the maximum long-term capital gain rate was 20%). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Backup withholding

     We will report to our US stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of such withholding will be equal to the product of the fourth lowest rate applicable to single filers and the amount of the distribution. This rate is currently 28% for tax years beginning after 2002. Any amount paid to the IRS as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. See “—Taxation of Foreign Stockholders.” A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     In general, a stockholder that is a tax-exempt entity not subject to tax on its investment income will not be subject to tax on our distributions. In Revenue Ruling 66-106, 1966-1 C.B. 151, the IRS ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income as defined in the Code when received by a qualified plan. Based on that ruling, regardless of whether we incur indebtedness in connection with the acquisition of properties, our distributions paid to a stockholder that is a tax-exempt entity will not be treated as unrelated business taxable income, provided that (i) the tax-exempt entity has not financed the acquisition of its stock with acquisition indebtedness within the meaning of the Code and the stock otherwise is not used in an unrelated trade or business of the tax-exempt entity and (ii) we are not a pension-held REIT. This ruling applies to a stockholder that is an organization that qualifies under Code Section 401(a), an IRA or any other tax-exempt organization that would compute unrelated business taxable income, if any, in accordance with Code Section 512(a)(1). However, if we are a pension-held REIT and a qualified plan owns more than 10% of the value of all of our stock, such stockholder will be required to recognize as unrelated business taxable income that percentage of the dividends that it receives from us as is equal to the percentage of our gross income that would be unrelated business taxable income to us if we were a tax-exempt entity required to recognize unrelated business taxable income. A REIT is a pension-held REIT if at least one qualified trust holds more than 25% of the value of all of our stock or one or more qualified trusts, each of whom own more than 10% of the value of all of our stock, hold more than 50% of the value of all of our stock.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in us will constitute unrelated business taxable income unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by its investment in us. Such prospective stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

TAXATION OF FOREIGN STOCKHOLDERS

     The rules governing US federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. We have not attempted to provide more than a summary of these rules. Prospective non-US stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in stock, including any reporting requirements.

     Distributions that are not attributable to gain from our sales or exchanges of US real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the stock is treated as effectively connected with the non-US stockholder’s conduct of a US trade or business, the non-US stockholder generally will be subject to a tax at graduated rates, in the same manner as US stockholders are taxed with respect to such distributions and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation. We expect to withhold US income tax at the rate of 30% on the gross amount of any such distributions made to a non-US stockholder unless (i) a lower treaty rate applies and the holder provides us with a properly executed IRS Form W-8BEN (or successor form) or (ii) the non-US stockholder provides us with a properly executed IRS Form W-8ECI (or successor form) claiming that the distribution is effectively connected income.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a non-US stockholder’s stock, such distributions will give rise to tax liability if the non-US stockholder would otherwise be subject to tax on any gain from the sale or disposition of our stock, as described below. If it cannot be determined at the time a distribution is made whether or not distributions will be in excess of current and accumulated earnings and profit, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of US real property interests will be taxed to a non-US stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of US real property interests are taxed to a non-US stockholder as if such gain were effectively connected with a US business. Non-US stockholders would thus be taxed at the normal capital gain rates applicable to US stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax if a foreign corporate stockholder is not entitled to treaty exemption. We are required by applicable Treasury Regulations to withhold 35% for foreign individuals and 35% for foreign corporations of any distribution that we could designate as a capital gains dividend. This amount is creditable against the non-US stockholder FIRPTA tax liability. If we designate prior distributions as capital gains dividends, then subsequent distributions up to the amount of such prior distributions will be treated as capital gains dividends for purposes of withholding.

     Gain recognized by a non-US stockholder upon a sale of our equity securities generally will not be taxed under FIRPTA if we are a “domestically controlled real estate investment trust,” defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock were held directly or indirectly by foreign persons. We currently anticipate that we will be a “domestically controlled real estate investment trust,” and therefore the sale of equity securities will not be subject to taxation under FIRPTA. Additionally, the sale of our equity securities will not be taxed under FIRPTA if the class of stock is regularly traded on an established securities market and the selling non-US stockholder has not held more than 5% of the class of stock at any time during the preceding five-year period. However, gain not subject to FIRPTA will be taxable to a non-US stockholder if the investment in the stock is effectively connected with the non-US stockholder’s US trade or business, in which case the non-US stockholder will be subject to the same treatment as US stockholders with respect to such gain. Also, if the non-US stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax (unless reduced by treaty) on the individual’s capital gains. A non-resident alien individual could, however, elect to treat such gain as effectively connected income and pay tax as a US stockholder would. If the gain on the sale of stock were to be subject to taxation under FIRPTA, the non-US stockholder will be subject to the same treatment as US stockholders with respect to such gain.

     If the proceeds of a disposition of our equity securities are paid by or through a US office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing non-US stockholder certifies as to his name, address and non-US status or otherwise establishes an exemption. Generally, US information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-US office of a non-US broker. US information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a US person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a controlled foreign corporation for US federal income tax purposes, or (d) a foreign partnership more than 50% of the capital or profits of which is owned by one or more US persons or which engages in a US trade or business and (ii) the broker fails to initiate documentary evidence that the stockholder is a non-US stockholder and that certain conditions are met or that the non-US stockholder otherwise is entitled to an exemption.

US FEDERAL INCOME AND ESTATE TAXATION OF HOLDERS OF OUR DEBT SECURITIES

     The following is a general summary of the United States federal income tax consequences and, in the case that you are a holder that is a non-US holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of debt securities periodically offered under one or more indentures, (the “notes”) and offered pursuant to an applicable prospectus supplement. This summary assumes that you hold the notes as capital assets. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the notes.

US HOLDERS

     The following summary applies to you only if you are a US holder, as defined below.

     Definition of a US Holder. A “US holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•	a corporation or partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a US court is able to exercise primary supervision over the trust’s administration and one or more US persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

     Payments of Interest. Stated interest on the notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

     Sale, Exchange or Other Disposition of Notes. The adjusted tax basis in your note acquired at a premium will generally be your cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under “-Payments of Interest” above; and

•	your adjusted tax basis in the notes.

     Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

     Backup Withholding and Information Reporting. In general, “backup withholding” may apply:

•	to any payments made to you of principal and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note before maturity,

•	if you are a non-corporate US holder and (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

     The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your US federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-US HOLDERS

     The following summary applies to you if you are a beneficial owner of a note and are not a US holder, as defined above (a “non-US holder”).

     Special rules may apply to certain non-US holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

     US Federal Withholding Tax. Subject to the discussion below, US federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not (1) a controlled foreign corporation for US federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a US trade or business; and

•	you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a US person within the meaning of the Internal Revenue Code and providing your name and address to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

     Treasury regulations provide that:

•	if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

     If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

     If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

     If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a US person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.

     Sale, Exchange or other Disposition of Notes. You generally will not have to pay US federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

•	you are subject to tax provisions applicable to certain United States expatriates; or

•	the gain is effectively connected with your conduct of a US trade or business.

     If you are engaged in a trade or business in the United States and gain with respect to your notes is effectively connected with the conduct of that trade or business, you generally will be subject to US income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

     US Federal Estate Tax. If you are an individual and are not a US citizen or a resident of the United States, as specially defined for US federal estate tax purposes, at the time of your death, your notes will generally not be subject to the US federal estate tax, unless, at the time of your death (1) you owned actually or constructively ten percent or more of the total combined voting power of all our classes of stock entitled to vote or (2) interest on the notes is effectively connected with your conduct of a US trade or business.

     Backup Withholding and Information Reporting. Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-US holder as described in “-US Federal Withholding Tax” above, and provided that neither we nor our paying agent have actual knowledge that you are a US holder, as described in “-US Holders” above. We or our paying agent may, however, report payments of interest on the notes.

     The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-US office of a non-US broker and the sales proceeds are paid to you outside the United States, then the US backup withholding and information reporting requirements generally will not apply to that payment. However, US information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-US office of a broker that:

•	is a US person, as defined in the Internal Revenue Code,

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States,

•	is a “controlled foreign corporation” for US federal income tax purposes, or

•	is a foreign partnership, if at any time during its tax year,

•	one or more of its partners are US persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•	the foreign partnership is engaged in a US trade or business,

unless the broker has documentary evidence in its files that you are a non-US person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a US office of a broker, the payment is subject to both US backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-US person or you otherwise establish an exemption.

     You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your US federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

OTHER TAX CONSEQUENCES

     You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

     We and you may be subject to state or local taxation in various state or local jurisdictions, including those in which we or you transact business or reside. Our state and local tax treatment and your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in us.

PLAN OF DISTRIBUTION

     We may sell the securities registered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities registered by this prospectus to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities registered by this prospectus will be named in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

     We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

     Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether Common Stock or Preferred Stock will be offered under the stockholder purchase rights;

•	the number of those securities that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights, and

•	any other material terms of the stockholder purchase rights.

     Underwriters may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

     We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

     Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.

     If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

     Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Some of the underwriters, dealers, agents and/or their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

     The validity of the securities offered will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Reed Smith, LLP, New York, New York. Certain legal matters will be passed upon for us by Reed Smith, LLP, New York, New York. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

EXPERTS

     The consolidated financial statements and schedules of LTC Properties, Inc. appearing in our annual report on Form 10-K for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and which is incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.